UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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HEALTHSTREAM, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HEALTHSTREAM, INC.

500 11TH Avenue North, Suite 1000

Nashville, Tennessee 37203

(615) 301-3100

NOTICE OF 2021 ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 20, 2021

Dear Shareholder:

On Thursday, May 20, 2021, HealthStream, Inc. will hold its 2021 Annual Meeting of Shareholders. Due to public health concerns regarding the coronavirus pandemic and to assist in protecting the health and well-being of our shareholders and employees, the meeting will be held virtually via the Internet, with no physical in-person meeting. Shareholders of record and holders of shares in “street name,” in each case as of March 29, 2021, will be able to listen, vote and submit questions, regardless of location, via the Internet by following the procedures set forth below in this proxy statement below under “How Do I Attend the Annual Meeting?”. The meeting webcast will begin at 2:00 p.m., Central Daylight Time on May 20, 2021 and we encourage you to access the meeting prior to the start time.

At this meeting, we will consider the following proposals:

1.

to elect the two (2) persons nominated by the Board of Directors identified in this proxy statement as Class III directors to hold office for a term of three (3) years and until their respective successors have been duly elected and qualified;

2.	to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021;
3.	to approve, on an advisory basis, the compensation of the Company’s named executive officers as described in the Company’s proxy statement that accompanies this notice; and
4.	to transact such other business as may properly come before the meeting.

In reliance on SEC rules which allow issuers to make proxy materials available to shareholders on the Internet, we are mailing our shareholders a notice instead of paper copies of our proxy statement and our annual report. The notice contains instructions on how to access those documents on the Internet. The notice also contains instructions on how shareholders can receive a paper copy of our proxy materials, including the proxy statement, our 2020 annual report, and a form of proxy card.

Whether or not you plan to attend the virtual meeting, we request that you vote as soon as possible.

By the Order of the Board of Directors,

Nashville, Tennessee	Robert A. Frist, Jr.
April 6, 2021	Chief Executive Officer and Chairman of the Board

PROXY STATEMENT

TABLE OF CONTENTS

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING	1
DIRECTORS, EXECUTIVE OFFICERS, AND CORPORATE GOVERNANCE	9

Directors9

Board Meetings and Committees12

Executive Sessions14

Independent Directors14

Skills Assessment and Board Evaluation Process15

Leadership Structure15

Lead Independent Director15

Risk Oversight16

Nominating Committee Process and Board Diversity17

Limitations on Other Board Service17

Communication with the Board18

Certain Relationships and Related Transactions18

Compensation Committee Interlocks19

Code of Conduct20

Code of Ethics for Executive Officers and Directors20

Succession Planning20

Director Orientation20

Strategic Planning20

Recoupment Policy20

Anti-Hedging Policy21

Director Compensation21

EXECUTIVE COMPENSATION	25

Compensation Discussion and Analysis25

Grants of Plan-Based Awards – Fiscal Year 202037

Outstanding Equity Awards at 2020 Fiscal Year End38

Equity Compensation Plan Information39

Potential Payments Upon Termination or Change-in-Control40

CEO Pay Ratio42

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	43
AUDIT COMMITTEE REPORT FOR 2020	45
PROPOSAL ONE - ELECTION OF DIRECTORS	47
PROPOSAL TWO - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	47
PROPOSAL THREE - ADVISORY VOTE ON EXECUTIVE COMPENSATION	48
NON-GAAP FINANCIAL MEASURE INFORMATION AND Reconciliation	50

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on May 20, 2021: The Company’s Proxy Statement, Proxy Card, and 2020 Annual Report to Shareholders are available to registered and beneficial shareholders at http://www.edocumentview.com/HSTM. This notice is not a form for voting and presents only an overview of the more complete proxy materials, which contain important information. We encourage all shareholders to access and review the proxy materials before voting.

These materials were made available to shareholders on April 9, 2021.

What is the Purpose of the Annual Meeting?

At HealthStream’s Annual Meeting, shareholders will act upon (i) the election of two (2) persons nominated by the Board of Directors (the “Board”) and identified in this proxy statement as Class III directors, (ii) the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021, (iii) the approval, on an advisory basis, of the compensation of the Company’s named executive officers under applicable SEC rules (the “Named Executive Officers”) as described in this proxy statement, and (iv) any other matters that may properly come before the meeting. The Annual Meeting will be held on May 20, 2021 and will begin at 2:00 p.m., Central Daylight Time.

What are the Board’s Recommendations?

Our Board recommends that you vote:

•	FOR the election of each of the nominees set forth in this proxy statement to serve as Class III directors on our Board;
•	FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm; and
•	FOR the approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers as described in this proxy statement.

What Happens if I Do Not Give Specific Voting Instructions?

Shareholders of Record. If you are a shareholder of record (that is, if you hold your shares in your own name with our transfer agent) and you:

•	Indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board; or
•	Sign and return a proxy card without giving specific voting instructions,

then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in “street name” (that is, if you hold your shares through a broker, bank, or other nominee), you have the right to direct your broker, bank, or other nominee how to vote your shares, and will receive materials and voting instructions from any such nominee with respect to voting your shares. New York Stock Exchange (“NYSE”) Rule 452 (“Rule 452”) provides that brokers, banks and other nominees may not exercise their voting discretion on specified non-routine matters without receiving instructions from the beneficial owner of the shares. Because Rule 452 applies specifically to securities brokers, virtually all of whom are governed by NYSE rules, Rule 452 applies to all companies listed on a national stock exchange including companies (such as the Company) listed on the Nasdaq Stock Market. Therefore, since proposal one (the election of directors) and proposal three (the non-binding advisory vote on executive compensation) are not considered routine under Rule 452, if you do not issue instructions to your broker, bank or other nominee with respect to these proposals, your broker, bank or other nominee will not be allowed to exercise its voting discretion, and will return a proxy card with no vote (the “non-vote”), with respect to these proposals Broker non-votes will not impact the outcome of proposals one or three. For proposal two, the ratification of the independent registered public accounting firm, absent receiving instructions from you, your broker may vote your shares its discretion on your behalf. If you are shares are held in street name and you do not give your broker, bank or other nominee instructions on how to vote, your shares will still be counted toward the quorum requirement for the Annual Meeting provided that your broker, bank or other nominee votes your shares utilizing its discretionary authority for proposal two as noted above.

How Do I Attend the Annual Meeting?

As the result of public health concerns arising from the COVID-19 pandemic, our Annual Meeting will be held on a virtual basis, meaning that you attend the Annual Meeting via the internet. Shareholders of record, and holders of shares in street name, in each case as of March 29, 2021, may attend the virtual meeting by following the instructions set forth below.

Shareholders of Record. In order to attend the Annual Meeting, shareholders of record must have the information that is printed on their notice or proxy card. Shareholders of record may attend the virtual meeting by logging in at www.meetingcenter.io/224613535 and providing the applicable information set forth on their notice or proxy card along with the password for the Annual Meeting (HSTM2021).

Street Name Holders. In order to attend the Annual Meeting, holders of shares in street name will need to register to attend in advance. To register to attend the Annual Meeting, street name holders must (i) follow the procedures provided by their broker, bank, or other nominee that holds their shares for obtaining a legal proxy; and (ii) register with Computershare by submitting proof of such holder’s legal proxy reflecting such holder’s HealthStream holdings, along with such holder’s name and email address, to Computershare. Requests for registration must be labeled as “Legal Proxy” and must be received no later than 2:00 p.m., Central Daylight Time, on May 17, 2021. Street name holders will receive a confirmation of their registration by e-mail after Computershare has received their registration materials.

Requests for registration should be directed to Computershare by either e-mail or mail as follows:

By e-mail:

Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com

By mail:

Computershare

HealthStream, Inc. Legal Proxy

P.O. Box 43001

Providence, RI 02940-3001

After a street name holder has received confirmation of registration, the street name holder may participate in the meeting by logging in at www.meetingcenter.io/224613535 and entering the control number provided with the confirmation of registration, along with the password for the Annual Meeting (HSTM2021).

Shareholder Questions. We intend to answer questions pertinent to company matters in accordance with our rules of conduct and procedures as time allows during the Annual Meeting. Questions may be submitted over the internet prior to or during the Annual Meeting by holders of record and holders of shares in street name participating in the Annual Meeting on a virtual basis who have logged in to the annual meeting page at www.meetingcenter.io/224613535 and have followed the instructions on such webpage for submitting a question. In order to allow maximum participation, we will limit each holder to one question. If any question submitted by a holder of record or holder in street name is not addressed at the Annual Meeting, such stockholder or holder in street name may contact the Company’s Investor Relations department following the Annual Meeting at 500 11th Avenue North, Suite 1000, Nashville, Tennessee 37203 or by contacting us at (615) 301-3237 or at ir@healthstream.com.

Other Information. The meeting webcast will begin at 2:00 p.m., Central Daylight Time on May 20, 2021, and we encourage you to access the meeting prior to the start time. Rules of conduct and procedures for the Annual Meeting will be available on the website set forth above once you access the meeting.

If you have difficulty accessing the meeting or have other technical difficulties, please call the technical support number that will be posted on the Annual Meeting log-in page at www.meetingcenter.io/224613535.

For information regarding voting at the Annual Meeting (as well as other methods of voting), see below under “How Do I Vote?”

Who is Entitled to Vote at the Annual Meeting?

The Board has fixed the close of business on Monday, March 29, 2021 as the record date. Shareholders of record of our common stock at the close of business on March 29, 2021 may vote at this meeting.

As of the record date, there were 31,548,860 shares of our voting common stock outstanding. These shares were held by approximately 9,432 record holders. Every shareholder is entitled to one vote for each share of common stock the shareholder held of record on the record date.

Who is Soliciting My Vote?

This proxy solicitation is being made and paid for by HealthStream. In addition, we have retained Computershare and Georgeson Shareholder Communications to assist in the solicitation. We will pay these entities an aggregate of approximately $4,625 plus out-of-pocket expenses for their assistance in connection with the solicitation. Our directors, officers and other employees not specially employed for this purpose may also assist in the solicitation of proxies. They will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of the common stock that the brokers and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses.

On What Matters May I Vote?

You may vote on (i) the election of the two (2) persons nominated by the Board and identified in this proxy statement to serve as Class III directors of our Board, (ii) the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021, (iii) the approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers as described in this proxy statement, and (iv) any other matters that may properly come before the meeting.

Why Did I Receive a One-Page Notice in the Mail Regarding the Internet Availability of Proxy Materials Instead of a Full Set of Proxy Materials?

Pursuant to rules adopted by the SEC, the Company has elected to provide access to its proxy materials via the Internet. Accordingly, the Company is sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to the Company’s shareholders. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

I Share an Address With Another Shareholder, and We Received Only One Paper Copy of the Proxy Materials. How May I Obtain an Additional Copy of the Proxy Materials?

The Company has adopted a procedure called “householding” in accordance with SEC rules. Under this procedure, the Company is delivering a single copy of the Notice and, if requested, this proxy statement and the Annual Report to multiple shareholders who share the same address unless the Company has received contrary instructions from one or more of the shareholders. This procedure reduces the Company’s printing costs, mailing costs, and fees. Shareholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, the Company will deliver promptly a separate copy of the Notice and, if requested, this proxy statement and the Annual Report to any shareholder at a shared address to which the Company delivered a single copy of any of these documents. To receive a separate copy of the Notice and, if requested, this proxy statement or the Annual Report, shareholders may write or call the Company at the following address and telephone number:

HealthStream, Inc.

Investor Relations Department

500 11th Avenue North

Suite 1000

Nashville, Tennessee 37203

Telephone Number: (800) 845-1579

Email: ir@healthstream.com

How Do I Vote?

Your vote is important. Whether or not you plan to attend the meeting on a remote basis, we urge you to submit your voting instructions to the Company as soon as possible (and, in any event, prior to the meeting)

Shareholders of Record (Prior to Annual Meeting). If you are a holder of record, you may vote in advance of the Annual Meeting (1) via the Internet by following the instructions provided in the Notice, (2) by mail, if you requested printed copies of the proxy materials, by filling out the vote instruction form and sending it back in the envelope provided, or (3) by telephone, if you requested printed copies of the proxy materials, by calling the toll free number found on the proxy card. Alternatively, you may vote at the Annual Meeting on a remote basis as described below.

If you requested printed copies of the proxy materials, and properly sign and return your proxy card and return it in the prepaid envelope, your shares will be voted as you direct. If you requested printed copies of the proxy materials, and return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted in the manner recommended by the Board on all matters presented in this proxy statement.

The deadline for shareholders of record to submit voting instructions by telephone or the Internet is 11:59 p.m., Eastern Daylight Savings Time, on Wednesday, May 19, 2021. For information about shareholders of record changing their vote, see below under “Can I Change My Vote?”

Beneficial Owners of Shares Held in Street Name (Prior to Annual Meeting). If you hold your shares in street name, your broker, bank, or other nominee will provide you with materials and instructions for voting your shares, which may allow you to vote your shares prior to the Annual Meeting by using the internet or a toll-free telephone number. If you hold shares through more than one broker, bank, or other nominee, you will receive separate materials and voting instructions from each such nominee. You will need to separately follow the instructions received from each broker, bank, or other nominee through which you hold shares in order to ensure that all of your shares are voted. The deadline for street name holders to submit voting instructions by telephone or the Internet is 11:59 p.m., Eastern Daylight Savings Time, on Wednesday, May 19, 2021. For information about holders in street name changing their vote, see below under “Can I Change My Vote?”

Voting at Annual Meeting. Alternatively, shareholders of record, and holders of shares in street name, in each case as of March 29, 2021, who have logged into the Annual Meeting at www.meetingcenter.io/224613535 after following the instructions set forth above under “How Do I Attend the Annual Meeting,” may vote at the Annual Meeting by following the instructions regarding how to vote set forth on such webpage.

The meeting webcast will begin at 2:00 p.m., Central Daylight Time on May 20, 2021, and we encourage you to access the meeting prior to the start time.

How Can I Get Electronic Access to the Proxy Materials?

The Notice will provide you with instructions regarding how to:

•	View on the Internet the Company’s proxy materials for the Annual Meeting; and
•	Instruct the Company to send future proxy materials to you by email.

The Company’s proxy materials are also available on the Company’s website at www.healthstream.com.

Choosing to receive future proxy materials by email will save the Company the cost of printing and mailing documents to you and will reduce the impact of the Company’s annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.

How Will Voting on Any Other Business be Conducted?

We do not know of any business to be considered at the 2021 Annual Meeting other than (i) the election of two (2) persons nominated by the Board and identified in this proxy statement as Class III directors, (ii) the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021, and (iii) the approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers as described in this proxy statement. Our Bylaws require shareholders of the Company to give advance notice of any proposal intended to be presented at any annual meeting. The deadline for this notice for the 2021 Annual Meeting has passed, and we did not receive any such notice made in compliance with our Bylaws. If any other business were to be properly presented at the Annual Meeting, Robert A. Frist, Jr., our Chairman and Chief Executive Officer, and Scott A. Roberts, our Chief Financial Officer, are authorized to vote on such matters at their discretion.

What is a “Quorum”?

A “quorum” is a majority of our outstanding shares of common stock. The shares may be present at the meeting (on a virtual basis) or represented by proxy. There must be a quorum for business to be conducted at the meeting. Abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

What Vote is Required to Approve Each Item?

Each of the director nominees must receive affirmative votes from a plurality of the shares voting to be elected.

The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021 will be approved if the number of shares of Company common stock cast “FOR” such proposal exceed the number of shares of Company common stock cast “AGAINST” such proposal.

The approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers as described in this proxy statement will be approved if the number of shares of Company common stock voted “FOR” such proposal exceeds the number of shares of Company common stock voted “AGAINST” such proposal.

What are My Voting Options on the Proposals?

With respect to Proposal 1, you may vote FOR or WITHHOLD your vote with respect to each of the two (2) nominees set forth in this proxy statement to serve as Class III directors on our Board.

With respect to Proposals 2 and 3, you may vote FOR the proposal, AGAINST the proposal or you may elect to ABSTAIN from voting.

What is the Effect of Abstentions?

If you abstain from voting on any proposals, you will be counted for purposes of determining whether a quorum exists. So long as a quorum is present, abstaining from any of the matters being voted on at the 2021 Annual Meeting will have no effect on whether any such matter is approved.

What is the Effect of a Broker Non-Vote?

So long as a quorum is present, a broker non-vote will have no effect on whether proposals one or three are approved.

Can I Change My Vote?

If you are a shareholder of record, you may change your vote by doing one of the following:

•

If you requested printed copies of the proxy materials, by sending a written notice of revocation to our Senior Vice President, Corporate Development and General Counsel, Michael M. Collier, at 500 11th Avenue North, Suite 1000, Nashville, TN 37203, that must be received prior to the Annual Meeting, stating that you revoke your proxy;

•

If you requested printed copies of the proxy materials, by signing a later-dated proxy card and submitting it so that it is received prior to the Annual Meeting in accordance with the instructions included in the proxy card;

•	If you requested printed copies of the proxy materials and voted by telephone, by calling the toll-free number found on the proxy card and submitting another vote by telephone;
•

If you previously voted by Internet prior to the Annual Meeting pursuant to instructions set forth in the Notice, by submitting another vote over the Internet prior to the Annual Meeting pursuant to such instructions; or

•	By attending the Annual Meeting by visiting www.meetingcenter.io/224613535 and voting your shares as outlined above.

If you hold your shares in street name, you may change your vote by following the instructions provided by your broker, bank or other nominee.

Who Will Count the Votes?

A representative of our transfer agent, Computershare, Louisville, Kentucky, will count the votes.

Where Can I Find the Voting Results?

We will announce the voting results at the Annual Meeting. We also will report the voting results on a Current Report on Form 8-K, which we expect to file with the Securities and Exchange Commission, or the SEC, within four business days following the meeting.

When are Shareholder Proposals Due in Order to be Included in Our Proxy Statement for the 2022 Annual Meeting?

Any shareholder proposals to be considered for inclusion in next year’s proxy statement under Exchange Act Rule 14a-8 must be submitted in writing to Secretary, HealthStream, Inc., 500 11th Avenue North, Suite 1000, Nashville, Tennessee 37203, prior to the close of business on December 7, 2021 and otherwise comply with the requirements of Rule 14a-8.

What is the Deadline for Submitting Other Business or Nominations for the 2022 Annual Meeting?

If you bring business before the 2022 annual meeting which is not the subject of a proposal for inclusion in the proxy statement under Rule 14a-8, or if you want to submit a director nomination, our Bylaws require that you deliver notice in proper written form to our Secretary no later than February 19, 2022, but not before January 20, 2022 (or, if the 2022 annual meeting is called for a date not within 30 days of May 20, 2022, the notice must be received not earlier than the 120th day prior to such annual meeting and not later than the 90th day prior to such annual meeting or, if the first public disclosure of the date of such annual meeting is less than 100 days prior to such annual meeting, the 10th day following the day on which public disclosure of the date of the annual meeting is first made). If such notice is provided to us by a shareholder under our Bylaws, a nominating shareholder must provide the information required by our Bylaws, including information regarding the nominating shareholder and affiliated persons, and otherwise comply with the terms of our Bylaws. In addition, if such notice is in relation to a proposed director nominee, the notice must include certain biographical information regarding the proposed nominee, a completed written questionnaire with respect to such proposed nominee regarding the background and qualifications of the proposed nominee (which questionnaire will be provided by the Secretary of the Company upon request), the proposed nominee’s written consent to nomination and the additional information set forth in our Bylaws.

Whom Should I Contact if I Have Questions?

If you have any questions about the Annual Meeting or these proxy materials, please contact Michael M. Collier, our Senior Vice President, Corporate Development and General Counsel, or Mollie Condra, our Vice President, Investor Relations and Communications, at 500 11th Avenue North, Suite 1000, Nashville, Tennessee 37203, (615) 301-3237. If you are a registered shareholder and have any questions about your ownership of our common stock, please contact our transfer agent, Computershare, at 462 S. 4th Street, Suite 1600, Louisville, KY 40202, (800) 962-4284. If your shares are held in a brokerage account, please contact your broker.

DIRECTORS, EXECUTIVE OFFICERS, AND CORPORATE GOVERNANCE

You can access our Corporate Governance Principles, committee charters, Lead Independent Director charter, Code of Conduct, Code of Ethics for executive officers and directors, and other corporate governance-related information on our website, www.healthstream.com (under the “Corporate Governance” section of the Investor Relations page), or by addressing a written request to HealthStream, Inc., Attention: General Counsel and Corporate Secretary, 500 11th Avenue North, Suite 1000, Nashville, Tennessee 37203. Please note that our website is provided as an inactive textual reference and the information on our website is not incorporated by reference in this proxy statement.

We believe that effective corporate governance is important to our long-term success and our ability to create value for our shareholders. With leadership from our Nominating and Corporate Governance Committee, our Board regularly evaluates regulatory developments and trends in corporate governance to determine whether our policies and practices in this area should be enhanced. The Nominating and Corporate Governance Committee also administers an annual skills assessment process as well as an annual self and peer evaluation process for the Board. In addition, our directors are encouraged to attend director education programs.

Directors

The Board is divided into three classes (Class I, Class II, and Class III). At each annual meeting of shareholders, directors constituting one class are elected for a three-year term. Directors who were elected by the Board to fill a vacancy in a class whose term expires in a later year are elected for a term equal to the remaining term for their respective class. The Fourth Amended and Restated Charter of the Company provides that each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board. The Board currently consists of eight members, of whom Messrs. Frist and Gordon are standing for re-election as Class III Directors as set forth under “Proposal One – Election of Directors.”

The names and certain information about members of the Board are set forth below.

Name	Age	Positions with the Company	Director Since	Class and Year in Which Term Will Expire
Robert A. Frist, Jr.	54	Chief Executive Officer and Chairman of the Board	1990	Class III, 2021
Thompson S. Dent	71	Director	1995	Class I, 2022
Frank Gordon	58	Director	2002	Class III, 2021
Jeffrey L. McLaren	54	Director	1990	Class II, 2023
Linda Rebrovick	65	Director	2001	Class II, 2023
Michael D. Shmerling	65	Director	2005	Class II, 2023
William W. Stead, M.D.	72	Director	1998	Class I, 2022
Deborah Taylor Tate	64	Director	2010	Class I, 2022

Robert A. Frist, Jr., one of our co‑founders, has served as our Chief Executive Officer and Chairman of the Board of Directors since 1990. Mr. Frist graduated with a Bachelor of Science in Business with concentrations in Finance, Economics and Marketing from Trinity University.

The Company believes that Mr. Frist’s experience managing the day-to-day operations of the Company’s business, along with his active involvement with the Company since its inception and a comprehensive understanding of the Company’s mission, give him the qualifications and skills to serve as a director.

Thompson S. Dent is the Chief Executive Officer and Chairman of the Board of Directors of Urgent Team, LLC, an independent operator of urgent care centers. Mr. Dent is also the co-founder and Chairman of Re:Cognition Health, Ltd. London, England, an independent provider for cognitive disorders and pharmaceutical clinical trials in Alzheimers and other CNS diseases. He served as executive chairman and chief executive officer of MedTel International Corporation, an international diagnostic imaging company based in Nashville, TN, from 2004 to 2008. Mr. Dent holds a Masters in Healthcare Administration from The George Washington University and a Bachelor’s degree in Business from Mississippi State University. He has served as our lead Independent Director since December 15, 2014.

The Company believes that Mr. Dent’s decades of healthcare services industry expertise, including service on numerous healthcare company boards and committees, give him the qualifications and skills to serve as a director.

Frank Gordon has served as managing partner of Crofton Capital LLP, a private equity fund, since 2002. Mr. Gordon currently serves on the board of directors of a number of non-profit organizations and private companies. Mr. Gordon earned a Bachelor of Science from the University of Texas in Austin and a Masters in Business Administration from Georgia State University.

The Company believes that Mr. Gordon’s extensive healthcare business experience, including, but not limited to, service as a director in a management capacity and as an investor with both start-up and well established companies, gives him the qualifications and skills to serve as a director.

Jeffrey L. McLaren is the founder and chief executive officer of Medaxion, Inc., a provider of mobile anesthesia information solutions. Mr. McLaren served as the chief executive officer of SaferSleep, LLC, a provider of anesthesia information management systems from 2004 to 2007. He served as the chief executive officer of Southern Genesis, LLC, a management consulting company from 2003 to 2010. Mr. McLaren, one of our co-founders, served as our President from 1990 to 2000 and as our Chief Product Officer from 1999 to 2000. Mr. McLaren graduated from Trinity University with a Bachelor of Arts in Business and Philosophy.

The Company believes that Mr. McLaren’s extensive healthcare business expertise, along with his intimate knowledge of the Company’s operations, give him the qualifications and skills to serve as a director.

Linda Eskind Rebrovick is President, Impact Corporate Consulting, providing business consulting and board services. She serves on the Boards of Directors of Guidehouse, Inc., Reliance Bancorp, Inc., and Consensus Point, Inc. From April 2018 to June 2018, she served as Chief Executive Officer of Integrated Healing Technologies. While serving as Chief Executive Officer of Integrated Healing Technologies, she assisted the company with its evaluation of potential strategies and alternatives, which ultimately lead to the board deciding to wind down the company and file for Chapter 7 bankruptcy protection in the Middle District of Tennessee on July 9, 2018. The bankruptcy case was closed on February 16, 2021. In addition, Ms. Rebrovick previously served as Senior Client Partner, Healthcare and Technology with Morgan Samuels. Ms. Rebrovick was a candidate in 2015 for the office of Mayor, Metropolitan Nashville and Davidson County Government, and, from 2009 to 2014, she was Chief Executive Officer of Consensus Point, a global provider of innovative prediction market research technology solutions. As Area Vice President of Dell Healthcare and EVP, Managing Partner, Healthcare, at KPMG Consulting, she was responsible for full-service business consulting, including process improvement, organizational analysis, and implementation of healthcare technology solutions. As the Chief Marketing Officer of BearingPoint, Inc., she led the global marketing organization and managed the successful rebranding of the global consulting business in 40 countries. She began her 16-year career with IBM as a Marketing Representative, Marketing Manager, and Business Unit Executive.

Ms. Rebrovick earned a Bachelor of Science in Marketing from Auburn University and was selected as one of their Top 400 Women Graduates of the past 100 years. She is a 2021 Fellow, Harvard University, Advanced Leadership Initiative.

Ms. Rebrovick is the President, Board of Trustees, Leadership Nashville. She is the Co-Founder, Women Corporate Directors, Tennessee and serves on the Board and Executive Committee, Nashville Entrepreneur Center.

The Company believes that Ms. Rebrovick’s public and private company board and executive experience, technology, market research and sales expertise, and background as a healthcare executive with global management technology and consulting companies, give her the qualifications and skills to serve as a director.

Michael D. Shmerling is Chairman of Clearbrook Holdings Corp, a diversified private investment firm. Mr. Shmerling formerly served as the Chief Operating Officer, Executive Vice President and Board member of Kroll, Inc. and, following its sale to Marsh Inc., as a senior advisor to Marsh Inc. Mr. Shmerling serves on the board of directors of Renasant Corporation (Nasdaq:RNST), the public registered parent of the financial institution Renasant Bank, as well as several non-profit organizations. Mr. Shmerling received a Bachelor of Accountancy degree from the University of Oklahoma. He has been licensed as a CPA for 43 years (currently inactive).

The Company believes that Mr. Shmerling’s financial and business expertise, including a diversified background of managing and directing a variety of public and private companies, give him the qualifications and skills to serve as a director.

William W. Stead, M.D. is McKesson Foundation Professor of Medical Informatics and Professor of Medicine at Vanderbilt University Medical Center, where he has served as Chief Strategy Officer (2009-2020), Chief Information Officer (1991-2013) and associate vice chancellor for health affairs of Vanderbilt University (1991 to 2016). He is a founding fellow of the American College of Medical Informatics and the American Institute for Engineering in Biology and Medicine and a member of the National Academy of Medicine. He currently serves as member, Auditing Committee, National Academy of Sciences and served as a presidential appointee to the Systemic Interoperability Commission. He is past chairman, National Committee for Vital Health and Statistics, Department of Health and Human Services, Board of Regents, National Library of Medicine, and past president of the American College of Medical Informatics. Dr. Stead earned a Bachelor of Arts in Chemistry and an M.D. from Duke University.

The Company believes that Dr. Stead’s service as chief strategy officer for Vanderbilt University Medical Center, plus leadership in organizations devoted to the study of biomedical informatics, give him the qualifications and skills to serve as a director.

Deborah Taylor Tate currently serves as the Director of the Administrative Office of the Courts for the Tennessee Supreme Court and State of Tennessee and a member of the American Judges Association and the Conference of State Court Administrators, where she was recently elected to the national board of directors by her peers. For the past three years, Tate has served as Co-chair of the National Judicial Opioid Task Force, developing and implementing training and resources regarding the opioid epidemic to thousands of judges across the nation. Ms. Tate, a licensed attorney, also serves as the Supreme Court’s appointee to numerous state boards and commissions, including the Tennessee Consolidated Retirement System Board overseeing the state’s $60 billion pension fund, where she also was elected to the Audit Committee. Tate serves on the Tennessee Information Systems Council, which oversees all technology projects for the State of Tennessee. Nationally, she serves as vice-chairman of the national Multicultural Media, Telecommunications and Internet Council. She was twice-nominated to the Federal Communications Commission (FCC) by President George W. Bush and unanimously confirmed by the U.S. Senate in 2005. She served as the only female Commissioner of the FCC until 2009, serving as chair of two Federal Joint Boards regarding advanced communications services and represented the FCC internationally at the International Telecommunications Union and in bilateral telecommunications negotiations. She was named the first ITU Envoy for her work with children’s internet policy as well as receiving the honor of Laureate for Childhood Online Protection. At the time of her presidential appointment, Ms. Tate was serving as the chairman and director of the Tennessee Regulatory Authority, the state regulatory body for all telecom and utility companies and previously served as executive director of the Health Facilities Commission overseeing the state’s healthcare facility and services regulation. Tate served on the legal counsel and senior staff for former Senator Lamar Alexander, and former Governor Don Sundquist. She presently serves as vice-chair of the National Policy Committee for Centerstone Research Institute, the leading informatics, analytics, and clinical research provider for behavioral healthcare. Ms. Tate received both her undergraduate degree and Juris Doctorate (J.D.) from the University of Tennessee, and also attended Vanderbilt Law School.

Ms. Tate serves as a Trustee for the Community Foundation of Middle Tennessee and helped co-found numerous organizations including a residential placement for mothers and children affected by addiction and a financial literacy program for middle and high school girls. She has received numerous state, national, and international awards for her professional, public and nonprofit service including the End Slavery Public Service award for her work with Human Trafficking and the Justice Janice Holder Access to Justice Award for her national work in the opioid crisis.

The Company believes that Ms. Tate’s extensive background in various legal, leadership, and policymaking roles with both healthcare companies and state and federal regulatory agencies gives her the qualifications and skills to serve as a director.

Board Meetings and Committees

Our business is managed under the direction of our Board. Our Board is responsible for establishing our corporate policies and strategic objectives, reviewing our overall performance, and overseeing management’s performance. The Board delegates the conduct of the business to our senior management team. Directors have regular access to senior management. They may also seek independent, outside advice. The Board oversees all major decisions to be made by the Company. The Board holds regular quarterly meetings, an annual strategic planning meeting, and meets on other occasions when advisable. The Board operates pursuant to our Corporate Governance Principles, a copy of which may be accessed in the “Corporate Governance” section of the Investor Relations page of our website at www.healthstream.com.

During 2020, our Board held five meetings, the Audit Committee held six meetings, the Compensation Committee held three meetings, and the Nominating and Corporate Governance Committee held four meetings. Each of our directors attended at least 75% (in the aggregate) of the meetings of the board and the committees on which such director served during 2020. In addition, (1) each of our directors attended all of our board meetings in 2020, (2) each of our directors serving on the Compensation Committee in 2020 attended all of the committee meetings in 2020, (3) each of our directors serving on the Nominating and Corporate Governance Committee attended all of the committee meetings in 2020, except for one member who was unable to attend one meeting, and (4) each of our directors serving on the Audit Committee attended all of the committee meetings in 2020. Our Board has adopted a policy strongly encouraging all of our directors to attend the annual meeting of shareholders. For this Annual Meeting, the attendance of our directors will be on a remote basis as the result of the fact that we are holding a virtual annual meeting as reflected herein. All directors attended, on a remote basis, our prior annual meeting of shareholders in May 2020, which was similarly held on a virtual basis as the result of the COVID-19 pandemic.

Each of our directors also devotes his or her time and attention to the Board’s standing committees. The Board has established three standing committees consistent with the rules of the Nasdaq Stock Market so that certain areas can be addressed in more depth than may be possible at a full Board meeting. Ad hoc task forces may also be formed from time to time to consider acquisitions or other strategic issues. Each standing committee has a written charter that has been approved by the committee and the Board and that is reviewed at least annually. The committees, their primary functions, and memberships are as follows:

Audit Committee. The Audit Committee’s primary duties and responsibilities are oversight of the integrity of HealthStream’s financial reporting process; oversight of our system of internal controls regarding finance, accounting, and legal compliance; oversight of the process utilized by management for identifying, evaluating, and mitigating various risks inherent in the Company’s business, including without limitation enterprise security risks such as cyber security and information security; selecting and evaluating the qualification, independence, and performance of our independent registered public accounting firm; monitoring compliance with the Company’s Code of Ethics for executive officers and directors and Code of Conduct; monitoring the reporting hotline; and providing an avenue of communication among the independent registered public accounting firm, management, and the Board.

The Audit Committee operates pursuant to the terms of an Audit Committee Charter, a copy of which may be accessed in the “Corporate Governance” section of the Investor Relations page of our website at www.healthstream.com. The current members of the Audit Committee are Michael D. Schmerling (Chair), Linda Rebrovick, and William W. Stead, M.D. The members of the Audit Committee during 2020 were Michael D. Shmerling (Chair), Linda Rebrovick, and C. Martin Harris, M.D. See “Audit Committee Report for 2020.”

The Board has determined that all members of the Audit Committee are financially literate under the current listing standards of the Nasdaq and are independent within the meaning of the listing standards of Nasdaq and Rule 10A-3 of the Securities Exchange Act. The Board also determined that Michael D. Shmerling qualifies as an “Audit Committee Financial Expert” as defined by the regulations of the SEC adopted pursuant to the Sarbanes-Oxley Act of 2002.

Compensation Committee. The Compensation Committee has responsibility for reviewing and approving the salaries, bonuses, and other compensation and benefits of our executive officers; evaluating the performance of the Chief Executive Officer; establishing and reviewing Board compensation; reviewing and advising management regarding benefits and other terms and conditions of compensation of management; reviewing the Compensation Discussion and Analysis section of this proxy statement; issuing the Compensation Committee report included in this proxy statement; and administering the Company’s 2016 Omnibus Incentive Plan (the “2016 Plan”), including cash bonus plans adopted pursuant to the terms of the 2016 Plan for our Named Executive Officers. The Compensation Committee operates pursuant to the terms of a Compensation Committee Charter, a copy of which may be accessed in the “Corporate Governance” section of the Investor Relations page of our website at www.healthstream.com. The current members of the Compensation Committee are (and the members of the Compensation Committee during 2020 were) Frank Gordon (chair), Linda Rebrovick, and Jeffrey McLaren, each of whom is independent within the meaning of the listing standards of Nasdaq. See “Compensation Committee Report for 2020.”

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee provides assistance to the Board in identifying and recommending individuals qualified to serve as directors of the Company, reviews the composition of the Board, reviews and recommends corporate governance policies for the Company, reviews the management succession plan of the Company and annually evaluates the skills and performance of the Board and oversees environmental, social and governance (ESG) considerations impacting the Company. The Nominating and Corporate Governance Committee operates pursuant to the terms of a Nominating and Corporate Governance

Committee Charter, a copy of which may be accessed in the “Corporate Governance” section of the Investor Relations page of our website at www.healthstream.com. The current members of the Nominating and Corporate Governance Committee are (and the members of the Nominating and Corporate Governance Committee during 2020 were) Thompson Dent (chair), William W. Stead, M.D., and Deborah Taylor Tate, each of whom is independent within the meaning of the listing standards of Nasdaq.

Our Chairman and Chief Executive Officer proposes the agenda for the Board meetings and presents the agenda to the Nominating and Corporate Governance Committee, which reviews the agenda with our Lead Independent Director and our Chairman and Chief Executive Officer, and may raise other matters to be included in the agenda or at the meetings. All directors receive the agenda and supporting information in advance of the meetings. Directors may raise other matters to be included in the agenda or at the meetings. Our Chairman and Chief Executive Officer and other members of senior management make presentations to the Board at the meetings and a substantial portion of the meeting time is devoted to the Board’s discussion of and questions regarding these presentations.

Executive Sessions

The independent directors meet in executive session (i.e. with no members of management present) periodically, in at least two regularly scheduled meetings each year. The Lead Independent Director, or his or her designee, presides at these meetings.

Independent Directors

The Board has determined that Thompson S. Dent, Frank Gordon, Jeffrey L. McLaren, Linda Rebrovick, Michael D. Shmerling, William W. Stead, and Deborah Taylor Tate do not have any relationship that, in the opinion of the Board, would interfere with the exercise of the director’s independent judgment in carrying out the responsibilities of a director and that such directors are “independent” under the listing standards of Nasdaq. In addition, all of the standing committees of the Board are comprised solely of independent directors as set forth above. Robert A. Frist, Jr., our Chief Executive Officer and President, is not independent under the Nasdaq listing standards.

During this review, the Board considered whether there are or have been any transactions, relationships, or arrangements involving our non-management directors (including family members) that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director of the Company in accordance with Nasdaq listing standards. The purpose of this review was to determine whether any of these relationships, transactions, or arrangements were inconsistent with a determination that such non-management directors were independent. In making its independence determinations, the Board considered the ordinary course, non-preferential relationships involving non-management directors set forth in the paragraph below, and determined that none of these relationships would cause such non-management directors to not be independent:

HealthStream in the ordinary course of business has certain vendor agreements or banking relationships with entities where some of our directors serve as executive officers or board members (Dr. Stead, Mr. Dent and Ms. Rebrovick). In each case, the Company considered the types and amounts of commercial dealings between the Company and the organizations with which the directors are affiliated in connection with reaching its conclusion that none of these relationships constituted a material relationship involving the director and the Company.

Skills Assessment and Board Evaluation Process

The Nominating and Corporate Governance Committee is responsible for assessing the Board’s skills, evaluating director performance, and providing feedback to directors in connection with the evaluation of their performance. Further, the Nominating and Corporate Governance Committee annually assesses the skills required of the Board to support appropriate governance and corporate oversight. In connection with these responsibilities, the Nominating and Corporate Governance Committee annually conducts a board skills assessment as well as self and peer evaluations for the full Board. The Board evaluation process includes self and peer reviews, suggestions for individual improvement, and year to year comparison and trend analysis for both individual directors and the Board on a composite basis. The Board annually reviews the results to improve effectiveness of the Board as a whole. The skills assessment and Board evaluation processes are used to determine skill requirements for new director nominations, assess committee assignments, review the qualifications of incumbent directors to determine whether to recommend them to the Board as nominees for re-election, and to facilitate improvement of the effectiveness of the Board.

Leadership Structure

The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company, the membership of the Board, and the background and knowledge of the Chief Executive Officer. The Board has determined that having the Company's current Chief Executive Officer serve as Chairman is in the best interest of the Company's shareholders at this time. The Board believes that this structure makes the best use of the Chief Executive Officer's extensive knowledge of the Company and its industry, and also facilitates effective communication between the Company's management and the Board. The Board also believes that, in light of the combined role of the Chairman and Chief Executive Officer at the Company, it is beneficial to the Company and its investors to have a strong Lead Independent Director with clearly defined roles and responsibilities.

Robert A. Frist, Jr., our Chief Executive Officer, currently serves as Chairman of the Board. The Board believes that Mr. Frist is best situated to serve as Chairman of the Board because of his extensive knowledge of our business and industry. The Board also believes that having the Chief Executive Officer serve as Chairman of the Board provides an efficient and effective leadership model for us by fostering clear accountability, effective decision making, and alignment of corporate strategy. The Board believes that its current management structure, together with the Lead Independent Director having the duties described below, is in the best interest of shareholders and strikes an appropriate balance for the Company.

Thompson S. Dent serves as Lead Independent Director—a position that, at HealthStream, entails significant responsibility for independent Board leadership as noted in more detail below. During his tenure as a director, Mr. Dent has demonstrated strong leadership skills and independent thinking as well as a deep understanding of the Company’s business.

Lead Independent Director

The position of Lead Independent Director at HealthStream comes with a clear mandate and significant authority and responsibilities under a Board-approved charter. These responsibilities and authority include the following:

•	presiding at all meetings of the Board at which the Chairman and Chief Executive Officer is not present, including executive sessions of the independent Directors;
•	having the authority to call meetings of the independent Directors;

•	serving as a liaison between the independent Directors and the Chairman and Chief Executive Officer;
•	approving, in consultation with the Chairman and Chief Executive Officer, meeting agenda for the Board;
•	approving the type of information sent to the Board;
•	facilitating the Board’s approval of the number and frequency of Board meetings, and approving meeting schedules to assure that there is sufficient time for discussion of all agenda items;
•	being regularly apprised of inquiries from shareholders and involved in correspondence responding to these inquiries, when appropriate; and
•

being available to meet with major shareholders, upon their reasonable request, to receive input and ensure that such input is communicated to the independent directors and, as appropriate, management.

The Charter of the Lead Independent Director can be found on our website at www.healthstream.com (under the “Corporate Governance” section of the Investor Relations page).

Risk Oversight

The Board believes that an effective risk management system should be focused on (1) timely identifying the material risks that the Company faces, (2) communicating necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant Board committee, (3) implementing appropriate and responsive risk management strategies consistent with the Company's risk profile, and (4) integrating risk management into Company decision-making. The Board has designated the Audit Committee to take the lead in overseeing risk management, and the Audit Committee makes periodic reports to the Board regarding briefings and reports provided by management and advisors as well as the Audit Committee's own analysis and conclusions regarding the adequacy of the Company's risk management processes. A particular area of risk that the Audit Committee evaluates and oversees on a regular basis is that of cyber security and information security. A summary of this review is provided as part of the Audit Committee’s report to the Board during each quarterly Board meeting. In addition, the Board encourages management to promote a corporate culture that incorporates risk management into the Company's corporate strategy and day-to-day business operations. The Board also works, with the input of the Company's executive officers, to assess and analyze the most likely areas of future risk for the Company. Additionally, on an annual basis the Nominating and Corporate Governance Committee reviews and recommends an Incident Response Policy for the Board’s approval. The Incident Response Policy is intended to categorize certain risk scenarios, designate members of senior management charged with addressing them, and provide for escalation of certain risk events from management to the appropriate Board Committee or the Board as a whole. Moreover, the Nominating and Corporate Governance Committee oversees ESG risks which may impact the Company.

In addition to the Audit Committee, the other committees of the Board consider the risks within their areas of responsibility. In this regard, the Compensation Committee considers the risks that may be implicated by our executive compensation programs. Based upon the comprehensive review of the executive compensation programs, the Compensation Committee has concluded that the Company’s executive compensation programs are not reasonably likely to have a material adverse effect on the Company as a whole.

Nominating Committee Process and Board Diversity

The Nominating and Corporate Governance Committee is responsible for identifying qualified individuals to serve as members of the Company’s Board as well as reviewing the qualifications and performance of incumbent directors to determine whether to recommend them to the Board as nominees for re-election. In identifying candidates for membership on the Board, the Nominating and Corporate Governance Committee takes into account all factors it considers appropriate, which may include (a) ensuring that the Board, as a whole, is diverse and consists of individuals with various and relevant career experience, relevant technical skills, industry knowledge and experience, financial expertise (including expertise that could qualify a director as an “audit committee financial expert,” as that term is defined by the rules of the SEC), and local or community ties and (b) appropriate qualifications on an individual level, including strength of character, mature judgment, time availability, familiarity with the Company’s business and industry, independence of thought, and an ability to work collegially. The Nominating and Corporate Governance Committee also may consider the extent to which the candidate would fill a present need on the Board. With respect to new candidates for Board service, a full evaluation generally also includes a detailed background check.

The Company does not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Nominating and Corporate Governance Committee strives to nominate directors with a variety of complementary skills and backgrounds so that, as a group, the Board will possess the appropriate talent, skills, and expertise to oversee the Company's business.

In addition, the Nominating and Corporate Governance Committee takes into account gender, racial and ethnic diversity when selecting and nominating individuals to serve on the Board of Directors. In this regard, the Board currently includes two female members. Moreover, prior to the resignation of C. Martin Harris, M.D., as a member of the Board effective February 26, 2021, the Board included an African-American member. The Nominating and Corporate Governance Committee intends to continue to take into account racial, ethnic and cultural diversity considerations when assessing potential candidates to serve as new members of the Board on a going forward basis.

The Nominating and Corporate Governance Committee will consider nominees for the Board recommended by shareholders as provided below. Shareholders may propose nominees for consideration by the Nominating and Corporate Governance Committee by submitting the names and supporting information to: General Counsel and Corporate Secretary, HealthStream, Inc., 500 11th Avenue North, Suite 1000, Nashville, Tennessee 37203. The Nominating and Corporate Governance Committee will only consider candidates who are recommended by shareholders in accordance with the procedures set forth above under “What is the Deadline for Submitting Other Business or Nominations for the 2022 Annual Meeting?”

Limitations on Other Board Service

Our Code of Conduct and Governance Principles provide that a director may not serve on more than two other public company boards without Board approval. Otherwise, we do not believe that our directors should be categorically prohibited from serving on boards and/or board committees of other organizations. Service on boards and/or committees of other organizations must also be consistent with our conflict of interest policy, as set forth in our Code of Conduct and Code of Ethics for executive officers and directors, which, among other things, require a director to provide notice to the Board of his or her acceptance of a nomination to serve on the board of another public company.

Communication with the Board

Shareholders may communicate with any of the Company’s directors by writing to them c/o HealthStream, Inc., 500 11th Avenue North, Suite 1000, Nashville, Tennessee 37203. Shareholders may also communicate with our directors by sending an email to boardofdirectors@healthstream.com. Shareholders may communicate with the chair of any committee by sending an email to auditchair@healthstream.com (Audit Committee), nomgovchair@healthstream.com (Nominating and Corporate Governance Committee), or compchair@healthstream.com (Compensation Committee), or with our outside directors as a group by sending an email to outsidedirectors@healthstream.com. Shareholders may also communicate with the Lead Independent Director by sending an email to LID@healthstream.com. Michael M. Collier, Senior Vice President and General Counsel is our Compliance Officer, and he reviews all such correspondence and regularly forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Compliance Officer, deals with the functions of the Board or committees thereof or that he otherwise determines requires their attention. Concerns relating to accounting, financial reporting, internal controls, or auditing matters are immediately brought to the attention of the Company’s Audit Committee and handled in accordance with procedures established by the Audit Committee. Concerns relating to the Board’s overall governance are brought to the immediate attention of the Lead Independent Director and are handled in accordance with procedures established by the Lead Independent Director.

Certain Relationships and Related Transactions

The Board has adopted a written Related-Party Transaction Policy (the “Policy”) providing for approval of transactions in which (1) the aggregate amount involved will or may be reasonably expected to exceed $120,000 in any calendar year, (2) the Company or any of its subsidiaries is a participant, and (3) any of our directors, director nominees, executive officers, greater than five percent beneficial owners, or an immediate family member of any of the foregoing individuals (“Related Party”) has or will have a direct or indirect material interest (other than solely as a result of being a director, officer or a less than ten percent beneficial owner of another entity) (“Related Party Transaction”). A copy of the Policy may be accessed in the “Corporate Governance” section of the Investor Relations page of our website at www.healthstream.com.

The Board has determined that the Audit Committee is best suited to review and approve Related Party Transactions. Pursuant to the Policy, the Audit Committee reviews Related Party Transactions and determines whether or not to approve or ratify those Related Party Transactions and may also review and approve transactions with Related Parties that do not constitute a “Related Party Transaction” as defined above as the result of not meeting the dollar or materiality thresholds set forth above; provided, however, that the Chair of the Audit Committee will review and consider any Related Party Transaction if it is not practicable for the entire committee to consider such matter. The Policy provides that the Audit Committee (or Chair) will take into the following factors, as applicable, in connection with its review of the Related Party Transaction:

•	The Related Party’s interest in the Related Party Transaction;
•	The approximate dollar value of the amount involved in the Related Party Transaction;
•	The approximate dollar value of the amount of the Related Party’s interest in the transaction without regard to the amount of any profit or loss;
•	Whether the transaction was undertaken in the ordinary course of business of the Company;
•	Whether the transaction with the Related Party is proposed to be, or was, entered into on terms no less favorable to the Company than terms that could have been reached with an unrelated third party;
•	The purpose of, and the potential benefits to the Company of, the Related Party Transaction;

•	Required public disclosure, if any; and
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Any other information regarding the Related Party Transaction or the Related Party in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

As set forth in the Policy, the Audit Committee has reviewed the types of Related Party Transactions described below and determined that each of the following types of Related Party Transactions shall be deemed to be pre-approved by the Audit Committee, even if the aggregate amount involved will exceed $120,000, unless otherwise specifically determined by the Audit Committee:

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Any employment by the Company of an executive officer of the Company or any of its subsidiaries, as long as the executive officer is not an immediate family member of another executive officer, director, or nominee for director of the Company, and the related compensation is approved (or recommended to the Board for approval) by the Company’s Compensation Committee;

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Any compensation paid to a director if the compensation is consistent with the Company’s director compensation policies and is required to be reported in the Company’s proxy statement under Item 402 of Regulation S-K promulgated by the SEC;

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Any transaction with another company at which a Related Party’s only relationship is as an employee (other than an executive officer or director) or beneficial owner of less than ten percent of that company’s equity, if the aggregate amount involved does not exceed the greater of $1,000,000, or two percent of that company’s total annual revenues;

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Any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a Related Party’s only relationship is as an employee (other than an executive officer or director), if the aggregate amount involved does not exceed the greater of $1,000,000, or two percent of the charitable organization’s total annual receipts; and

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Any transaction where the Related Party’s interest arises solely from the ownership of the Company’s Common Stock and all holders of the Company’s common stock received the same benefit on a pro rata basis (e.g., dividends).

Since January 1, 2020, the Company has not been a participant in any transaction, and is not a participant in any currently proposed transaction, with any of our directors, executive officers, greater than five percent beneficial owners or their respective immediate family members which would require disclosure under Item 404(a) of Regulation S-K under the Securities Exchange Act.

Compensation Committee Interlocks

The members of the Compensation Committee are responsible for determining executive compensation and equity-based grants to executive officers. The Compensation Committee is comprised of (and during 2020 was comprised of) Frank Gordon, Jeffrey L. McLaren, and Linda Rebrovick, each of whom is independent within the meaning of the listing standards of Nasdaq. Other than Mr. McLaren, who served as the Company’s President from 1990 to 2000 and as Chief Product Officer from 1999 to 2000, none of these persons has at any time been an officer or employee of the Company or any of its subsidiaries. In addition, there are no relationships among the Company’s executive officers, members of the Compensation Committee or entities whose executive serves on the Board or the Compensation Committee that require disclosure under applicable SEC rules.

Code of Conduct

The Company has established a Code of Conduct that applies to all directors and employees of HealthStream, Inc. The purpose of the Code of Conduct is, among other things, to provide written standards for our directors and employees that are reasonably designed to support high standards of business and personal ethics in the discharge of their duties. A copy of the Code of Conduct may be accessed in the “Corporate Governance” section of the Investor Relations page of our website at www.healthstream.com.

Code of Ethics for Executive Officers and Directors

The Company has established a Code of Ethics that applies to all executive officers and directors of HealthStream, Inc., including our principal executive officer, principal financial officer, and principal accounting officer. The purpose of the Code of Ethics is, among other things, to provide written standards that are reasonably designed to deter wrongdoing and to promote: honest and ethical conduct, including ethical handling of actual or apparent conflicts of interest; full, fair, accurate, timely, and understandable disclosure in reports and documents filed with the SEC and other public communications by the Company; compliance with applicable governmental laws, rules and regulations; prompt internal reporting of violations of the code; and accountability for adherence to the Code of Ethics. A copy of the Code of Ethics may be accessed in the “Corporate Governance” section of the Investor Relations page of our website at www.healthstream.com. In addition, the Company intends to post amendments to or waivers, if any, from its Code of Ethics at this location on its website.

Succession Planning

Annually, during an executive session of our directors, our Board reviews the Company’s succession plan. In preparation for this session, the Nominating and Corporate Governance Committee reviews the Company’s succession plan with our Chairman and Chief Executive Officer.

Director Orientation

Upon the election of a new director, management and the Nominating and Corporate Governance Committee conduct an orientation session with the new director. During this session, the director is provided with an overview of the Company’s operations, its organizational structure, its products and services, management’s risk assessment, corporate governance documents and guidelines, compliance and reporting requirements, as well as our annual Board calendar. Orientation is further customized for any particular new director to address anticipated committee assignments or specific requests of our directors.

Strategic Planning

The Board and executive team meet annually to review the Company’s strategic plan. During this session, discussions include a high-level review of the Company’s mission and vision as well as the Company’s strategic plan for the next three to five years.

Recoupment Policy

The Company has established a recoupment policy that allows the Company to recover any incentive compensation awarded or paid to executive officers of the Company in the event that: (i) the Company is required to restate its financial statements due to its material noncompliance with financial reporting requirements under the federal securities laws (other than a restatement to comply with changes in applicable accounting principles), (ii) such executive officer, at any time after the effective date of the recoupment policy and during the three-year period preceding the date on which the Company is required to restate its financial statements, received payment or realized compensation from incentive compensation based on the erroneous financial data, (iii) such executive officer engaged in misconduct, violated the Company’s Code of Conduct or otherwise caused or contributed to the requirement of the restatement and (iv) in the discretion of the Compensation Committee, a lower payment would have been made to the executive officer based upon the restated financial results.

In addition, Section 304 of the Sarbanes-Oxley Act of 2002 requires the recovery of incentive awards in certain circumstances. If we are required to restate our financial statements due to material noncompliance with any financial reporting requirements as a result of misconduct, our CEO and CFO will be required under Section 304 of the Sarbanes-Oxley Act to reimburse us for (1) any bonus or other incentive- or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and (2) any profits realized from the sale of our securities during such 12 month period.

In 2015, the SEC issued proposed rules regarding the adoption of “clawback” policies by publicly listed companies in accordance with the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). When final SEC rules implementing these requirements have been adopted and become effective, publicly listed companies will be required to adopt a “clawback” policy providing for the recovery of certain incentive-based compensation from the executive officers of the company in the event the company is required to restate its financial statements as a result of material noncompliance of the company with any financial reporting requirements under the securities laws. When final rules under the Dodd-Frank Act are adopted, we expect to revise our existing recoupment policy as necessary to comply with these final SEC rules.

Anti-Hedging Policy

The Company has established an anti-hedging policy that prohibits the Company’s directors and officers from engaging in hedging or monetization transactions with respect to the Company’s securities. The Board believes that it is inappropriate for directors and officers to hedge or monetize transactions to lock in the value of holdings in the Company’s securities. Such transactions, while allowing the holder to own the Company’s securities without the full risks and rewards of ownership, potentially separates the holder’s interests from those of the public shareholders of the Company. Moreover, certain short-term or speculative transactions in the Company’s securities create the potential for heightened legal risk and/or the appearance of improper or inappropriate conduct involving the Company’s securities.

Director Compensation

2020 Cash Compensation of Directors. During 2020, we paid each non-employee director a flat fee of $20,000 for their board and committee meeting attendance and participation, except for members of the Audit Committee who received a flat fee of $22,500, and an annual retainer of $5,000, except for the Audit Committee Chair and Nominating and Corporate Governance Chair, each of whom was paid an additional retainer of $7,500, and the Compensation Committee Chair who was paid an additional retainer of $2,000. These amounts were the same in 2020 as they were in 2019.

2020 Equity Compensation of Directors. During 2020, we granted 2,836 restricted share units (“RSUs”) to each non-employee director of the Company. The RSUs vest annually, in three equal increments as of the first, second, and third anniversaries of the grant date pursuant to the provisions of the 2016 Plan as discussed below, provided that the non-employee director continues to serve as a director on such vesting dates. The grant date fair value of the RSUs granted to directors in 2020 was approximately the same as the grant date fair value of RSUs granted to directors in 2019. Directors must remain in the service of the Company as a director for the RSUs to vest unless otherwise determined by the Compensation Committee.

Employee directors are not eligible for any compensation for service on the Board or its committees.

Summary of 2020 Director Compensation. The following table sets forth the compensation for the Company’s non-employee directors during 2020.

	Fees Earned or	Stock
Name	Paid in Cash ($)	Awards ($) (1)	Total ($)
Thompson S. Dent	$32,500	$65,115	$97,615
Frank Gordon	27,000	65,115	92,115
C. Martin Harris, M.D.	27,500	65,115	92,615
Jeffrey L. McLaren	25,000	65,115	90,115
Linda Rebrovick	27,500	65,115	92,615
Michael D. Shmerling	35,000	65,115	100,115
William W. Stead, M.D.	25,000	65,115	90,115
Deborah Taylor Tate	25,000	65,115	90,115

(1)

Represents the aggregate grant date fair value of the RSUs granted to non-employee directors in 2020 computed in accordance with FASB ASC Topic 718. For significant assumptions with regard to such valuation, see Note 11 – Stock Based Compensation in the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on February 25, 2021.

The following table shows the aggregate number of outstanding RSUs held by each non-employee director at fiscal year-end 2020.

Name	Restricted Share Unit Awards Outstanding
Thompson S. Dent	5,288
Frank Gordon	5,288
C. Martin Harris, M.D.	5,288
Jeffrey L. McLaren	5,288
Linda Rebrovick	5,288
Michael D. Shmerling	5,288
William W. Stead, M.D.	5,288
Deborah Taylor Tate	5,288

2021 Director Compensation. For 2021, the Compensation Committee made no changes from 2020 with regard to the amount of payment for annual retainers paid to non-employee directors, including committee chairs, for board and committee attendance. However, beginning in 2021, non-employee directors have the option to elect to receive shares of HealthStream, Inc. common stock pursuant to the terms of the 2016 Plan in lieu of the cash compensation otherwise payable to such non-employee directors (with such number of shares to be based on the fair market value of our common stock at such times that the cash compensation would otherwise be payable) by making an election to this effect by the end of the prior calendar year.

For 2021, we granted 2,830 RSUs to each non-employee director of the Company. The grant date fair value of the RSUs granted to directors in 2021 was approximately the same as the grant date fair value of RSUs granted to directors in 2020. These RSUs will vest annually, in three equal increments as of the first, second and third anniversaries of the grant date.

Executive Officers

The following table sets forth certain information regarding the executive officers of the Company. Information pertaining to Mr. Frist, who is both a director and an executive officer of the Company, is located in the section entitled “Directors.”

Name	Position with the Company	Age
J. Edward Pearson	President and Chief Operating Officer	58
Scott A. Roberts	Senior Vice President and Chief Financial Officer	44
Jeffrey D. Cunningham	Senior Vice President and Chief Technology Officer	54
Michael Sousa	Senior Vice President and President, VerityStream	52
Michael M. Collier	Senior Vice President, Corporate Development and General Counsel	45
Trisha L. Coady	Senior Vice President and General Manager, Workforce Development Solutions	45
M. Scott McQuigg	Senior Vice President, Workforce Scheduling Solutions	53
Kevin P. O’Hara	Senior Vice President, Platform Solutions	51
Scott Fenstermacher	Senior Vice President, Sales	52

J. Edward Pearson joined the Company in June 2006 as senior vice president and was promoted to chief operating officer in 2011 and to president on May 15, 2018. He earned a Bachelor of Business Administration in Accounting from Middle Tennessee State University.

Scott A. Roberts joined the Company in January 2002 and served as vice president of accounting and finance beginning in January 2015, following service in multiple positions to which he was promoted. Thereafter, Mr. Roberts was appointed as interim chief financial officer in February 2019 and was appointed as chief financial officer and senior vice president of the Company in September 2019. He earned a Bachelor of Business Administration degree from Middle Tennessee State University.

Jeffrey D. Cunningham joined the Company in July 2017 as senior vice president and chief technology officer. Prior to joining the Company, he founded and served as chief technology officer and chief strategy officer for Informatics Corporation of America for twelve years. He earned a Bachelor of Science in Computer Science from the University of North Texas.

Michael Sousa joined the Company in October 2004 and served as senior vice president of sales from January 2010 to June 2014. In June 2014, he was promoted to senior vice president of business development. In February 2015, he was named president of Echo, Inc. (now known as VerityStream), HealthStream’s Provider Solutions business segment, while continuing to serve as a senior vice president of the Company. He earned a Bachelor of Science degree from Boston College and a Master of Business Administration from Boston University.

Michael M. Collier joined the Company in August 2011 as vice president and general counsel, began serving as the vice president of business development and general counsel shortly thereafter, and was promoted to senior vice president of corporate development and general counsel in July 2017. Mr. Collier also serves as the Company’s Corporate Secretary. He graduated with bachelors and Masters degrees in Philosophy and Religion from University of Tennessee-Knoxville and earned a Juris Doctorate (J.D.) from University of California, Berkeley – School of Law.

Trisha L. Coady joined the Company in January 2014 and served as associate vice president and subsequently vice president and general manager of clinical development solutions from June 2015 to November 2018. In November 2018, she was promoted to senior vice president and general manager of clinical solutions. She earned a Science in Nursing degree from Université de Moncton.

M. Scott McQuigg joined the Company in January 2019 as senior vice president of hStream solutions. Prior to joining the Company, he co-founded and served as chief executive officer for GoNoodle for thirteen years. Before this role, he co-founded and served as chief executive officer of HealthLeaders.

Kevin O’Hara joined the Company in January 2021 as senior vice president and general manager of platform solutions. Prior to joining the Company, he served as chief product officer for Caresyntax for one year and as chief executive officer for Syus, a predecessor entity, for eight years. He earned a Bachelor of Arts in Public Policy Studies and a J.D. from Vanderbilt University.

Scott Fenstermacher joined the Company in 2012 and served as vice president of sales beginning in 2017 and was promoted to senior vice president of sales in January 2021. He graduated from University of Pittsburg with a Bachelor of Arts and a Bachelor of Science.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Company Performance in 2020 and Impact on Executive Compensation

In 2020, the Company continued its focus on improving patient outcomes through the development of healthcare organizations’ greatest asset: their people.

Below is an overview of the Company’s performance in 2020 as compared to 2019. All results set forth below are for continuing operations, which exclude the gain on the sale of our Patient Experience business which was completed in February 2018.

•	Four percent decrease in revenue to $244.8 million;
•	Seven percent increase in operating income to $15.8 million;
•	One percent decrease in income from continuing operations to $14.1 million; and
•	Two percent decrease in adjusted EBITDA from continuing operations (1) to $46.0 million.

(1)

Adjusted EBITDA from continuing operations is a non-GAAP financial measure. See Appendix A for a definition of Adjusted EBITDA from continuing operations, an explanation as to why we believe Adjusted EBITDA from continuing operations presents useful information to investors, and a reconciliation of Adjusted EBITDA from continuing operations to the most comparable GAAP measure (income from continuing operations).

We ended 2020 capitalized with a cash and marketable securities balance of $46.5 million and full availability of our $65.0 million line of credit.

Compensation decisions for Named Executive Officers in 2020 reflected the results of the Company’s performance and are summarized in the bullets below.

•

As a result of the adverse conditions and uncertainty associated with the COVID-19 pandemic, the Company implemented various expense management measures which impacted the compensation paid to our Named Executive Officers, including foregoing base salary increases for our Named Executive Officers and reducing the maximum bonus opportunity with respect to short-term cash incentive compensation payable to our Named Executive Officers as described in greater detail below.

•

Named Executive Officers were eligible to receive short-term awards in the form of a cash bonus under the Company’s primary bonus plans. The Compensation Committee approved the 2020 cash bonus plans and associated percentage bonus opportunities prior to the full onset of the COVID-19 pandemic. As part of the expense management measures related to the COVID-19 pandemic noted above, the Compensation Committee later amended the cash bonus plans in order to reduce the maximum bonus opportunities for our Named Executive Officers by one-third, such that following such reduction the maximum bonus opportunities represented two-thirds of the originally approved maximum bonus amounts. Despite the amount of bonus opportunity being reduced, the Compensation Committee determined not to make any changes to the financial metric thresholds originally adopted under our 2020 bonus plans, such that the bonus opportunity was reduced but the performance required to achieve bonus was not reduced. After giving effect to the reductions in bonus opportunities, under the Company’s primary bonus plan, Messrs. Frist and Pearson were eligible to receive a cash bonus in an amount equal to up to 26.8 percent of base salary, Mr. Roberts and Mr. Collier were eligible to receive a cash bonus in an amount equal to up to 20 percent of base salary, and Mr. Sousa was eligible to receive a cash bonus in an amount equal to up to 5.4 percent of base salary, based on the level of attainment of the Company’s non-GAAP operating income (as defined below). Based on the amount of the Company’s non-GAAP operating income in 2020, Messrs. Frist, Pearson, Collier, Roberts, and Sousa received the maximum cash bonus under the Company’s primary bonus plan. In addition, after giving effect to such reduction, Mr. Sousa was eligible to receive an additional cash bonus equal to up to 21.4 percent of base salary based on the level of attainment of non-GAAP operating income (as defined below) for our provider solutions segment (which is branded in the marketplace as VerityStream). Based on the amount of non-GAAP operating income for this segment in 2020, Mr. Sousa did not receive any additional cash bonus in respect thereof.

•

RSUs subject to time-based vesting were granted as part of the Company’s annual equity grants in the following amounts: 5,729 RSUs granted to each of Messrs. Frist, Pearson, and Sousa, 5,226 RSUs granted to Mr. Roberts, and 7,839 RSUs granted to Mr. Collier.

•

Time-based stock options were granted to Messrs. Roberts and Collier in December 2020 in recognition of past performance and to further incentivize future performance and retention (18,000 options were granted to each of Messrs. Roberts and Collier).

Overview of Compensation Process. The Compensation Committee of the Company’s Board is comprised solely of independent directors. The Compensation Committee during 2020 was comprised of Frank Gordon, Jeffrey McLaren, and Linda Rebrovick, each of whom is independent within the meaning of the listing standards of Nasdaq.

The Compensation Committee is responsible for setting the compensation of the Company’s executive officers, overseeing the Board’s evaluation of the performance of our Chief Executive Officer, and administering the Company’s equity-based and incentive plans for our Named Executive Officers, among other things. The Compensation Committee undertakes these responsibilities pursuant to a written charter adopted by the Compensation Committee, which is reviewed at least annually by the Compensation Committee. The Compensation Committee Charter may be accessed on our website in the “Corporate Governance” section of our Investor Relations page at www.healthstream.com.

The Compensation Committee did not engage any compensation consultant in relation to the Compensation Committee’s evaluation of director and executive officer compensation in 2020.

The Compensation Committee annually reviews executive compensation and the Company’s compensation policies to ensure that the Chief Executive Officer and the other executive officers are rewarded appropriately for their contributions to the Company and that our overall compensation strategy supports the objectives and values of our organization, as well as shareholder interests. The Compensation Committee also annually reviews the executive officers’ expense reimbursements with the Company’s Controller.

The Compensation Committee solicits the views and recommendations of our Chief Executive Officer when setting the base salaries of each member of the executive team, other than the Chief Executive Officer, given his insight into internal pay equity and positioning issues, as well as executive performance. At a committee meeting typically held during the first quarter of each year, the Chief Executive Officer summarizes his assessment of the performance during the previous year of each member of the executive team, other than the Chief Executive Officer, including his recommendations on compensation for such members of the executive team, other than the Chief Executive Officer. Following the Chief Executive Officer’s presentation and Compensation Committee discussion, the Compensation Committee discusses and approves the compensation for each member of the executive team, other than the Chief Executive Officer, based on competitive considerations, the Chief Executive Officer’s assessment of individual performance, the Company’s overall performance and the executive’s current compensation package.

The process is similar for determining the compensation for the Chief Executive Officer, except that the Chief Executive Officer does not provide the Compensation Committee with a recommendation or otherwise participate in discussions regarding his compensation. The Compensation Committee meets to discuss and approve the Chief Executive Officer’s compensation, based on its assessment of the Chief Executive Officer’s performance, the Company’s performance, competitive considerations, the Chief Executive Officer’s current compensation package, and other factors which may be deemed appropriate by the Compensation Committee. The Compensation Committee also solicits comments about the Chief Executive Officer’s performance from the other independent directors.

2020 Advisory Vote on Executive Compensation. At the Company’s 2020 annual meeting of shareholders, shareholders holding approximately 97% of the votes cast voted to approve, on an advisory basis, our executive compensation as described in our proxy statement. The Compensation Committee believes this affirmed shareholders’ support of the Company’s approach to executive compensation.

Compensation Philosophy. The fundamental objective of our executive compensation policies is to attract and maintain executive leadership that will execute the Company’s business strategy, uphold the Company’s mission, vision, and values, and deliver results and long-term value to the Company’s shareholders. Accordingly, the Compensation Committee seeks to develop and maintain a compensation structure that will attract, retain, and motivate highly qualified and high-performing executives through compensation that is fair, balanced, aligned with shareholder interests, and linked to overall financial performance.

We believe we have a strong “pay for performance” philosophy designed to reward executive officers for maximizing our success, as determined by our performance relative to our financial and operational goals. The Compensation Committee’s compensation philosophy for the executive team emphasizes an overall analysis of the executive’s performance for the past year, projected role and responsibilities for the coming year, required impact on execution of the Company’s strategy, total cash and equity compensation and other factors the Compensation Committee deems appropriate. In addition, while the Compensation Committee may consider information regarding executive compensation paid at companies comparable to the Company as part of a “market check” with the goal of ensuring that the compensation paid to our named executive officers is reasonably competitive in comparison to compensation at such comparable companies, the Compensation Committee does not target or benchmark any element of compensation or the total compensation paid to our named executive officers based on compensation surveys or data or the executive compensation practices of other public companies. Our philosophy also considers employee retention, vulnerability to recruitment by other companies and the difficulty and costs associated with replacing executive talent. Based on these objectives, the Compensation Committee has determined that our Company should provide its executives compensation packages comprised of three primary elements: (i) base salary, which reflects individual performance and is designed to provide a secure level of guaranteed cash compensation; (ii) annual cash bonuses based on the overall financial performance of the Company, and, in the case of Mr. Sousa, the performance of the business segment for which Mr. Sousa is most directly responsible (Provider Solutions), in accordance with annual goals established by the Compensation Committee; and (iii) long-term equity-based incentive awards which further align the interests between executive officers and our shareholders.

The specific analysis regarding the components of total executive compensation for 2020 are described below. The primary components of the 2020 program were cash compensation, consisting of a base salary and bonuses, and equity incentives, consisting of RSUs and stock options.

Base Salary. We seek to provide base salaries for our executive officers that provide a secure level of guaranteed cash compensation in accordance with their experience, professional status, and job responsibilities. Each year the Compensation Committee reviews and approves a revised annual salary plan for executive officers, taking into account several factors, including prior year salary, responsibilities, tenure, performance, salaries paid by similar companies for comparable positions solely for purposes of a “market check” with the goal of ensuring that the Company’s base salary levels are reasonably competitive compared to base salary levels at similar companies, and the Company’s recent financial performance. Taking these factors into account, the Compensation Committee approved base salaries for the Named Executive Officers in the amounts in the following table.

In response to the impact and uncertainty of COVID-19, base salaries for our Named Executive officers were frozen at 2019 levels and were not increased in 2020. Prior to the full threat of the COVID-19 pandemic becoming apparent, the Compensation Committee approved, on March 11, 2020, base salaries for our Named Executive Officers in the amounts set forth on page 33 under “Compensation Decisions for 2020” of our 2020 proxy statement filed on April 9, 2020, which base salaries were originally intended to become effective on May 1, 2020 and would have represented an increase in base salaries when compared to 2019 base salaries. In late April of 2020, with the impact and uncertainty of COVID-19 more fully apparent, the Compensation Committee determined that the initially contemplated 2020 base salaries for Named Executive Officers would not go into effect as originally intended and that Named Executive Officer base salaries for 2020 would instead remain at the same levels as 2019. This decision was a part of various expense management measures implemented by the Company as a result of the adverse conditions and uncertainty associated with the pandemic. The chart below reflects base salary levels of our named executive officers for 2020 and 2019.

	2020 Base	2019 Base	Percentage
Name and Title	Salary	Salary(1)	Increase
Robert A. Frist, Jr., Chief Executive Officer	$345,050	$345,050	0.0%
J. Edward Pearson, President and Chief Operating Officer	339,900	339,900	0.0%
Scott A. Roberts, Senior Vice President, Chief Financial Officer	250,000	250,000	0.0%
Michael Sousa, Senior Vice President and President, VerityStream	339,900	339,900	0.0%
Michael M. Collier, Senior Vice President, Corporate Development and General Counsel	272,950	272,950	0.0%

(1)	Commenced May 1, 2019.

Cash Bonuses. In addition to base salary, our cash bonus plan compensation provides our executive officers with the potential for enhanced cash compensation based on the financial performance of the Company and, in the case of Mr. Sousa, based on the financial performance of the business unit for which Mr. Sousa is most responsible (Provider Solutions). On March 11, 2020, the Compensation Committee established two cash bonus plans, the “Primary Bonus Plan,” which was for each Named Executive Officer and certain other vice presidents and directors of the Company, and the “VerityStream Bonus Plan,” which was for certain members of management of VerityStream (our Provider Solutions business segment), including Mr. Sousa. In connection with the adoption of the Primary Bonus Plan, the Compensation Committee established performance objectives that would reward Named Executive Officers and certain other vice presidents and directors of the Company for achieving non-GAAP operating income goals for 2020 (as defined below). For purposes of this bonus calculation, “non-GAAP operating income” was defined as our consolidated GAAP income from operations before bonuses, excluding acquisition and divestiture expenses for transactions within the calendar year and operating income (loss) from acquisitions and divestitures consummated during the calendar year. The Compensation Committee chose non-GAAP operating income as the measure under the Primary Bonus Plan because it believed that this was a key measure of our operating performance during 2020 and because it believes that this measure correlates over time with long-term shareholder value.

When originally adopted as set forth above, the Primary Bonus Plan for the Named Executive Officers who participate in this plan was structured to pay bonuses in a maximum amount of 8 percent of base salary for Mr. Sousa, 30 percent of base salary for Messrs. Collier and Roberts, and 40 percent of base salary for Messrs. Frist and Pearson. The maximum percentage cash bonus opportunities under the Primary Bonus Plan was the same in both 2019 and 2020 for all Named Executive Officers (provided that, in the case of Mr. Roberts, Mr. Roberts was entitled to the same percentage cash bonus opportunity to which he was entitled in 2019 for the portion of such year following his promotion during 2019 to Senior Vice President and Chief Financial Officer). As part of expense management measures related to the COVID-19 pandemic noted above, the Compensation Committee made a determination on October 7, 2020 to reduce the maximum bonus opportunity under the Primary Bonus Plan for 2020 for Named Executive Officers by one-third, such that following such reduction the maximum cash bonus opportunities represented two-thirds of the originally approved maximum bonus amounts.

In order to receive any payout, the Primary Bonus Plan required achievement by the Company of non-GAAP operating income during 2020 of $13.2 million (which amount was the Company’s budgeted GAAP operating income for 2020), with a maximum payout requiring achievement of non-GAAP operating income during 2020 of $14.6 million. Moreover, no changes were subsequently made to these originally-adopted thresholds as the result of conditions related to the COVID-19 pandemic. Named Executive Officers were, after giving effect to the percentage reduction set forth above, (i) not eligible to receive cash bonuses under the Primary Bonus Plan if the Company achieved non-GAAP operating income of less than $13.2 million, (ii) eligible to receive the maximum bonus (5.4 percent for Mr. Sousa, 20 percent for Messrs. Collier and Roberts, and 26.8 percent for Messrs. Frist and Pearson of base salary) if the Company achieved at least $14.6 million of non-GAAP operating income and (iii) eligible to receive an incremental payout between zero and 5.4 percent for Mr. Sousa, between zero and 20 percent for Messrs. Collier and Roberts, and between zero and 26.8 percent for Messrs. Frist and Pearson, of base salary on a straight-line interpolation basis to the extent the Company achieved non-GAAP operating income between $13.2 million and $14.6 million. The bonus payment scale was established with the intent of aligning the interests of our Named Executive Officers with our shareholders, and to incentivize our Executive Officers by funding the bonus pool incrementally based on the amount of non-GAAP operating income exceeding the Company’s threshold non-GAAP operating income.

The Company’s non-GAAP operating income in 2020, as defined above, was approximately $22.3 million, which was above the maximum level of $14.6 million, and therefore the Company paid the maximum cash bonuses to the Named Executive Officers set forth above under the Primary Bonus Plan.

When originally adopted as set forth above, the VerityStream Bonus Plan was structured to pay a bonus in a maximum amount of 40 percent of base salary for Mr. Sousa (which was the same percentage bonus opportunity available to Mr. Sousa under such plan in 2019). As part of the expense management measures related to the COVID-19 pandemic noted above, the Compensation Committee made a determination on October 7, 2020 to reduce the maximum bonus opportunity for 2020 under the VerityStream Bonus Plan for Mr. Sousa by one-third, such that following such reduction the maximum bonus opportunity for Mr. Sousa represented two-thirds of the originally approved maximum bonus amount.

The Compensation Committee established performance objectives under the VerityStream Bonus Plan that would reward Mr. Sousa and certain members of management of VerityStream for exceeding financial targets with respect to VerityStream established by the Compensation Committee. The VerityStream Bonus Plan was structured to provide bonus payouts (as a percentage of base salary) for achieving non-GAAP operating income goals for 2020 for VerityStream (as defined below). In order to receive any payout, the VerityStream Bonus Plan required achievement of VerityStream non-GAAP operating income of $3.9 million with a maximum payout requiring achievement of $4.1 million. Moreover, no changes were subsequently made to these originally-adopted thresholds as the result of conditions related to the COVID-19 pandemic. Non-GAAP operating income for purposes of the

VerityStream Bonus Plan was the Provider Solutions business segment’s GAAP operating income before bonuses excluding acquisition related expenses with respect to VerityStream incurred during the year and operating income (loss) from acquisitions consummated during the year with respect to VerityStream. Mr. Sousa was, after giving effect to the percentage reduction set forth above, (i) not eligible to receive a cash bonus if VerityStream achieved non-GAAP operating income of less than $3.9 million, (ii) eligible to receive a cash bonus of 26.8 percent of base salary if VerityStream achieved at least $4.1 million of non-GAAP operating income, and (iii) eligible to receive an incremental payout between zero and 26.8 percent of base salary based on straight-line interpolation to the extent that VerityStream achieved non-GAAP operating income between $3.9 million and $4.1 million.

The VerityStream non-GAAP operating income in 2020, as defined above, was approximately $3.6 million, which was below the threshold level of $3.9 million. Therefore, the Company did not pay a cash bonus to Mr. Sousa under the VerityStream Bonus Plan.

Long-Term Stock-Based Incentive Compensation. As described above, one of our key compensation philosophies is that long-term stock-based incentive compensation strengthens the alignment of the interests of our executive officers with our shareholders. The Compensation Committee believes that the strategy of granting time-based vesting restricted stock units (RSU) awards is in the best interest of the Company and its shareholders, as the value of such awards is tied to the stock price of the Company, and executive officers only receive the benefit from these awards to the extent they continue their employment with the Company through the applicable vesting periods. In addition, the Compensation Committee has approved the grant of performance-based vesting restricted stock unit awards to certain of our executive officers from time to time, but did not do so in 2020.

The Compensation Committee may also approve additional equity incentive awards in certain special circumstances, such as promotion of an executive officer to a new position, the addition of new executive team members, or in recognition of special contributions or achievements by an executive officer.

The time-based RSU awards made to our Named Executive Officers in 2020 as part of our annual equity grant were consistent with the Company’s retention, performance, and shareholder alignment objectives, and were also generally consistent in nature and amount (from a grant date fair value perspective) with annual equity grants made in recent years, except that Michael Collier received additional time-based RSUs in 2020 as part of our annual equity grant in comparison to his 2019 annual equity grant in order to recognize past performance and further incentivize future performance and retention. The Compensation Committee typically approves annual awards at its first quarter committee meeting and followed this process in 2020 by granting time-based RSU awards to each of our Named Executive Officers on March 11, 2020, the date of such committee meeting.

Each time-based RSU described above represents the contractual right to receive one share of the Company’s common stock. The RSUs are subject to the terms of the 2016 Plan and the individual grant award agreements. The time-based RSUs granted to our Named Executive Officers during 2020 vest annually in four increasing increments of 15%, 20%, 30% and 35% as of the first, second, third, and fourth anniversaries of the grant date, respectively, provided that the grantee is employed on such vesting date. Further, vesting is subject to acceleration under certain circumstances as contemplated in the 2016 Plan and/or the individual grant agreement.

In addition, in December 2020, Messrs. Roberts and Collier were granted 18,000 time-based vesting stock options to recognize past performance and further incentivize future performance and retention. These stock options are subject to the terms of the 2016 Plan and the individual grant award agreements. These time-based stock options vest annually in four increasing increments of 15%, 20%, 30% and 35% as of the first, second, third, and fourth anniversaries of the grant date, respectively, provided that the grantee is employed on such vesting date. Further, vesting is subject to acceleration under certain circumstances as contemplated in the 2016 Plan and/or the individual grant agreement.

The chart below summarizes the equity awards made to our Named Executive Officers during 2020.

Name and Title	Shares Subject to Time-Based Vesting RSU Grant	Shares Subject to Time-Based Vesting Stock Option Grant	Aggregate Grant Date Fair Value of Shares Subject to Time Based Vesting(1)
Robert A. Frist, Jr., Chief Executive Officer	5,729	-	$131,538
J. Edward Pearson, President and Chief Operating Officer	5,729	-	131,538
Michael Sousa, Senior Vice President and President, VerityStream	5,729	-	131,538
Scott A. Roberts, Senior Vice President and Chief Financial Officer	5,226	18,000	241,272
Michael M. Collier, Senior Vice President, Corporate Development and General Counsel	7,839	18,000	301,266

(1)	Grant date for share-based payment awards is established once a mutual understanding has been reached regarding the key terms and conditions of such award.

In recent years, the Compensation Committee has reviewed and approved a long-term equity grant for executive officers, taking into account several factors, including prior year grant date value, responsibilities, tenure, performance, long-term equity incentives awarded by similar companies for comparable positions solely for purposes of a “market check” with the goal of ensuring that the Company’s long term incentive levels are reasonably competitive compared those at similar companies, and the Company’s recent financial performance. The Committee took these factors into account in determining the appropriate long-term equity grants for executive officers during 2020.

In addition, the Compensation Committee made a determination to grant Mr. Pearson performance-based RSUs in May 2018 in connection with Mr. Pearson’s promotion to President in recognition of Mr. Pearson’s increased responsibilities and to incentivize Mr. Pearson in connection with the Company’s achievement of key annual performance objectives over a five-year time horizon. In connection with this grant, Mr. Pearson received 35,000 performance-based RSUs, which were eligible for vesting in five increments of 10%, 15%, 20%, 25%, and 30% on March 15, 2019, 2020, 2021, 2022, and 2023, based on whether the Company has achieved certain annual financial performance targets (which may include, among other things, operating income, EBITDA and revenue thresholds) for the fiscal year preceding such vesting as determined by the Compensation Committee on an annual basis, subject to Mr. Pearson’s continuing employment as of any such vesting date.

The Compensation Committee also made a determination to grant Mr. Sousa performance-based RSUs in May 2018 to recognize and to promote parity among President roles and to incentivize Mr. Sousa in connection with the attainment by VerityStream of key annual performance objectives over a five-year time horizon. In connection with this grant, Mr. Sousa received 35,000 performance-based RSUs in May 2018 which were eligible for vesting in five increments of 10%, 15%, 20%, 25% and 30% on March 15, 2019, 2020, 2021, 2022 and 2023 based on whether the business unit over which Mr. Sousa is President (currently, VerityStream) has achieved annual financial performance targets (which may include, among other things, operating income, EBITDA and revenue thresholds for VerityStream) for the fiscal year preceding such vesting as determined by the Compensation Committee on an annual basis, subject to Mr. Sousa’s continuing employment as of any such vesting date.

Messrs. Pearson and Sousa’s award agreements provide that, to the extent that any RSUs do not vest in any year (based on the failure to fully achieve the performance criteria for any such year) (the “Catch-Up RSUs”), any such Catch-Up RSUs will be eligible for vesting in connection with the achievement of performance criteria in the next year (but not in succeeding years) as determined by the

Compensation Committee (which performance criteria for the Catch-Up RSUs may require the overachievement of the applicable performance metric(s) for such year).

During 2020, the performance criteria was established for 7,000 of the performance based RSUs granted to each of Messrs. Pearson and Sousa, the vesting of which was based on the achievement of performance criteria for 2020 as described in greater detail below. In accordance with SEC guidance, the Summary Compensation Table set forth below for 2020 reflects the grant date fair value of these 7,000 performance based RSUs for each of Messrs. Pearson and Sousa.

The performance criteria for Mr. Pearson’s 7,000 RSUs granted in 2018 which were eligible for vesting based on the performance period in 2020 and for which performance criteria was established in 2020, was based upon the achievement of as-adjusted adjusted EBITDA from continuing operations for the Company, defined for purposes of this performance criteria as income from continuing operations before interest, income taxes, stock based compensation, depreciation and amortization, changes in fair value of non-marketable equity investments, and the de-recognition of non-cash royalty expense resulting from our resolution of a mutual disagreement related to various elements of a past partnership which resulted in a reduction to cost of sales in the first quarter of 2020, excluding acquisition and divestiture expenses for transactions within the calendar year and operating income (loss) from acquisitions and divestitures consummated during the calendar year. The performance criteria for these awards was structured to provide (i) 100% vesting of RSUs for achieving adjusted EBITDA from continuing operations for 2020 greater than or equal to $42.9 million, and (ii) no vesting of RSUs for achieving adjusted EBITDA from continuing operations for 2020 below $42.9 million. The Company achieved as-adjusted adjusted EBITDA from continuing operations for purposes of this performance criteria of $50.2 million during 2020. Therefore 100% of these 7,000 RSUs vested for Mr. Pearson for the performance period of 2020. In addition, all of the performance-based RSUs granted to Mr. Pearson in 2018 which were eligible for vesting based on 2019 performance previously vested in full, such that Mr. Pearson did not have any performance-based RSUs eligible for catch-up vesting in relation to 2020 performance.

The performance criteria for Mr. Sousa’s 7,000 RSUs granted in 2018, which were eligible for vesting based on the performance period in 2020 and for which performance criteria was established in 2020, was based upon achievement of as-adjusted adjusted EBITDA from continuing operations for VerityStream, defined for purposes of this performance criteria as income from continuing operations before interest, income taxes, stock based compensation, depreciation and amortization, changes in fair value of non-marketable equity investments, and the de-recognition of non-cash royalty expense resulting from our resolution of a mutual disagreement related to various elements of a past partnership which resulted in a reduction to cost of sales in the first quarter of 2020, excluding acquisition and divestiture expenses for transactions within the calendar year and operating income (loss) from acquisitions and divestitures consummated during the calendar year. The performance criteria for these awards was structured to provide (i) 100% vesting of RSUs for achieving adjusted EBITDA for 2020 greater than or equal to $16.0 million, and (ii) no vesting of RSUs for achieving adjusted EBITDA for 2020 below $16.0 million. VerityStream achieved as-adjusted adjusted EBITDA for purposes of this performance criteria of $15.2 million during 2020, and therefore none of these 7,000 RSUs vested for Mr. Sousa for the performance period of 2020. In addition, all of the performance-based RSUs granted to Mr. Sousa in 2018 which were eligible for vesting based on 2019 performance previously vested in full, such that Mr. Sousa did not have any performance-based RSUs eligible for catch-up vesting in relation to 2020 performance.

The performance criteria for the remaining 19,250 performance based RSUs granted to Messrs. Pearson and Sousa in May 2018 are determined based on the achievement of financial performance criteria on an annual basis as follows: 8,750 shares in 2021 and 10,500 shares in 2022. In addition, since the 7,000 performance based RSUs awarded to Mr. Sousa in May 2018 which were eligible for vesting based on 2020 performance did not vest as noted above, these RSUs will be eligible for vesting as Catch-Up RSUs based on 2021 performance pursuant to criteria established in 2021 by the Compensation

Committee. The performance-based RSUs for Messrs. Pearson and Sousa vesting based on performance in 2021 and succeeding years will be reported in the applicable Summary Compensation Table during the year in which the performance criteria is set by the Compensation Committee and the Company is able to determine the grant date fair value.

The Compensation Committee determines the number of RSUs awarded to the executive officers in any year based upon, among other factors, the recommendations of the Chief Executive Officer, prior equity grants, individual and Company performance, our annual budget, retention considerations and the estimated annual financial accounting compensation expense associated with the awards. The weighting of these and other relevant factors is determined on a case-by-case basis for each executive officer so as to reward and incentivize the executive officers for their long-term strategic management of the Company.

Perquisites and Other Benefits. Our executive officers are also eligible for benefits generally available to and on the same terms as the Company’s other employees, including a 401(k) Plan match, health insurance, disability insurance, dental insurance, and life insurance.

Employment Agreement, Severance and Change In Control Agreements. We entered into an employment agreement with Robert A. Frist, Jr., our Chief Executive Officer, on July 21, 2005, which continues to be in effect. The term of Mr. Frist’s employment agreement is automatically extended for successive one year periods unless, on or before a date that is 90 days prior to the expiration of the then current employment term, either the Company or Mr. Frist shall have given written notice to the other of its or his intention not to further extend the employment term, in which case the employment agreement shall expire and terminate at the end of the then current employment term. Mr. Frist is also entitled to participate in any bonus program or stock option plan that is generally available to our officers or senior management. Under his employment agreement, Mr. Frist has agreed not to compete with the Company and not to solicit our customers or employees for one year after his employment is terminated, with limited exceptions. Mr. Frist is entitled to severance benefits if we terminate him without cause. He is also entitled to severance benefits if he resigns for good reason after a change in control, if he resigns upon the occurrence of a material change in the terms of his employment, or if he resigns upon the occurrence of a material breach of the employment agreement by the Company. If any such termination occurs, Mr. Frist will be entitled to a severance benefit equal to 1.5 times the most recent salary recommended by our Compensation Committee for him. In addition, if Mr. Frist terminates his employment for good reason after the occurrence of a change in control, all options, shares, and other benefits will fully vest immediately. We do not maintain employment, severance, or change in control agreements with any of our other executive officers.

Vesting of Equity Awards upon Change of Control. Under the 2016 Plan and the terms of the award agreements entered into in connection therewith, any outstanding equity awards, consisting of options and RSUs, become fully exercisable and immediately vested upon a change of control, as defined in the 2016 Plan.

Compensation Decisions for 2021. In March 2021, the Compensation Committee reviewed the performance and compensation of the executive team and discussed the grant of equity-based awards to executive officers. The Compensation Committee also established the 2021 Primary Cash Bonus Plan for each of the Named Executive Officers and certain other vice presidents and director level employees of the Company. In addition, the 2021 VerityStream Bonus Plan was established for certain members of management of VerityStream, including Mr. Sousa. Such bonus plans reflect tiered cash bonuses as a percentage of base salary for exceeding certain levels of performance noted below. Under these plans, consistent with our 2020 bonus plans, Messrs. Frist and Pearson will be eligible to receive a maximum payout of 40 percent of base salary, Messrs. Collier and Roberts will be eligible to receive a maximum payout of 30 percent of base salary, and Mr. Sousa will be eligible to receive a maximum payout of 8 percent of base salary under the 2021 Primary Cash Bonus Plan based on the Company’s level of attainment of adjusted EBITDA. In addition, Mr. Sousa will be eligible to receive a maximum payout of

32 percent of base salary under the 2021VerityStream Bonus Plan based on the level of attainment of VerityStream’s adjusted EBITDA. For purposes of the 2021 Primary Cash Bonus Plan, adjusted EBITDA is defined as our consolidated adjusted EBITDA, as adjusted for bonuses, acquisition-related expenses incurred during the year, and adjusted EBITDA from acquisitions consummated during the year. Adjusted EBTIDA for purposes of the VerityStream Bonus Plan is VerityStream’s adjusted EBITDA, as adjusted for bonuses, acquisition-related expenses with respect to VerityStream incurred during the year, and adjusted EBITDA from acquisitions consummated during the year with respect to VerityStream.

The Compensation Committee also approved the grant of time-based RSUs to management during the March 2021 meeting in the amounts set forth below. Such RSUs will vest annually in increasing increments of 15%, 20%, 30%, and 35% as of the first, second, third and fourth anniversaries of the grant date, respectively.

The table below summarizes the 2021 base salary levels and 2021 equity-based incentive awards for the Named Executive Officers.

		RSUs Subject to
Name and Title	2021 Base Salary (1)	Time-Based Vesting
Robert A. Frist, Jr., Chief Executive Officer	$361,000	5,717
J. Edward Pearson, President and Chief Operating Officer	355,000	5,717
Michael Sousa, Senior Vice President and President, VerityStream	355,000	5,717
Scott A. Roberts, Senior Vice President and Chief Financial Officer	275,000	5,215
Michael M. Collier, Senior Vice President, Corporate Development and General Counsel	300,000	5,215

(1)	Effective May 1, 2021

Tax Deductibility of Compensation. Section 162(m) of the Internal Revenue Code generally disallows a corporate deduction for compensation over $1.0 million paid to the Company’s Chief Executive Officer and certain other executive officers. Prior to the enactment of the Tax Cuts and Jobs Act (“TCJA”) that was signed into law on December 22, 2017, this limitation did not apply to “qualified performance-based compensation” within the meaning of Section 162(m). As the result of the enactment of the TCJA, the exception of allowing the full deductibility of “qualified performance-based compensation” no longer applies to compensation paid after January 1, 2018 unless paid pursuant to a written binding contract in effect prior to November 2, 2017.

The Compensation Committee generally intends to design and administer executive compensation programs in a manner that will preserve the deductibility of compensation to the extent applicable paid to our executive officers. However, the Compensation Committee believes that shareholder interests are best served if it retains discretion and flexibility in awarding compensation to our Named Executive Officers, even where the compensation paid under such programs may not be fully deductible, and the Compensation Committee may approve the payment of compensation that is outside the deductibility limitations of Section 162(m).

Compensation Committee Report for 2020

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with our management. Taking this review and discussion into account, the undersigned Compensation Committee members recommended the inclusion of the Compensation Discussion and Analysis in our proxy statement on Schedule 14A for filing with the SEC.

Submitted by the Compensation Committee of the Board:

Frank Gordon, Compensation Committee Chairman

Jeffrey L. McLaren, Compensation Committee Member

Linda Rebrovick, Compensation Committee Member

The foregoing report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Summary Compensation Table

The following table sets forth information for the fiscal years set forth below regarding the compensation earned by the Named Executive Officers. Consistent with SEC guidance, the chart below does not set forth the compensation of Messrs. Roberts and Collier for 2018 as the result of the fact that such individuals were not named executive officers of the Company for those years.

									Non-Equity
									Incentive
						Stock		Option	Plan		All Other
Name and Principal Position	Year	Salary		Bonus		Awards (1)		Awards (1)	Compensation(2)		Compensation		Total
Robert A. Frist, Jr.	2020		$345,050	$—		$131,538		—	$92,473		$8,317	(3)	$577,378
Chief Executive Officer	2019		341,700	—		131,534		—	138,020		6,194	(3)	617,448
	2018		330,540	—		131,528		—	134,000		4,377	(3)	600,445

J. Edward Pearson	2020		339,900	—		292,258	(4)	—	91,093		8,996	(3)	732,247
President and	2019		336,600	—		276,487	(5)	—	135,960		8,625	(3)	757,672
Chief Operating Officer	2018		320,658	—		234,393	(8)	—	132,000		6,204	(3)	693,255

Michael Sousa	2020		339,900	—		292,258	(4)	—	18,355		7,278	(3)	657,791
Senior Vice President and President,	2019		336,600	—		373,122	(6)	—	135,960		6,232	(3)	851,914
VerityStream	2018		317,837	75,000	(7)	234,393	(8)	—	95,297		3,655	(3)	726,182

Scott A. Roberts	2020		250,000	—		119,989		121,284	50,000		5,941	(3)	547,214
Senior Vice President and	2019	(9)	225,241	—		128,023		—	55,488	(10)	4,920	(3)	413,672
Chief Financial Officer

Michael M. Collier	2020		272,950	—		179,983		121,284	54,590		5,968	(3)	634,775
Senior Vice President, Corporate	2019		270,300	—		179,959		—	81,885		5,784	(3)	537,928
Development and General Counsel

(1)

Represents the aggregate grant date fair value of equity awards computed in accordance with FASB ASC Topic 718. For significant assumptions with regard to such valuation, see Note 11 – Stock Based Compensation in the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on February 25, 2021.

(2)

Reflects amounts earned during the relevant fiscal year under our Primary Cash Bonus Plan and, in the case of Mr. Sousa, our VerityStream Bonus Plan. See “Compensation Discussion and Analysis – Cash Bonuses” above for additional information.

(3)

Other compensation for 2020, 2019, and 2018 was composed of matching contributions made by the Company to the Company’s 401(k) plan and the economic value of the death benefit provided by the Company’s group life insurance program (the imputed income reported represents the portion of the premium paid by the Company that is attributable to term life insurance coverage for the executive officer), which program provides only an insurance benefit with no cash compensation element to the executive officer.

(4)

Represents the $131,538 grant date fair value of the time-based RSUs granted to Messrs. Pearson and Sousa in 2020 as well as the $160,720 grant date fair value of 7,000 performance-based RSUs granted to Messrs. Pearson and Sousa in 2018 for which performance criteria was established in 2020 and which were eligible for vesting based on 2020 performance.

(5)

Represents the $131,534 grant date fair value of the time-based RSUs granted to Mr. Pearson in 2019 as well as the $144,953 grant date fair value of 5,250 performance-based RSUs granted to Mr. Pearson in 2018 for which performance criteria was established in 2019 and which were eligible for vesting based on 2019 performance.

(6)

Represents the $131,534 grant date fair value of the time-based RSUs granted to Mr. Sousa in 2019 as well as the $241,588 grant date fair value of 8,750 performance-based RSUs granted to Mr. Sousa in 2018 which were eligible for vesting based on 2019 performance (including (i) 5,250 performance-based RSUs granted to Mr. Sousa in 2018 for which performance criteria was established in 2019, and (ii) 3,500 Catch-Up RSUs (as defined below)). The “Catch-Up RSUs” represented 3,500 performance-based RSUs which were originally eligible for vesting based on 2018 performance and for which performance criteria was originally established in 2018 (and not ultimately satisfied), which subsequently became eligible for vesting in 2019 based on catch-up performance criteria for 2019 established by the Compensation Committee. The grant date fair value of the 3,500 Catch-Up RSUs is included in the Stock Awards column set forth above for 2019 taking into account the fact that such fair value associated with these Catch-Up RSUs was included as a compensation expense for the Company in 2019 under FASB ASC Topic 718. The 2018 grant date fair value of these 3,500 RSUs which were originally eligible for vesting based on 2018 performance (and subsequently became eligible for vesting in 2019 as Catch-Up RSUs) is also included as compensation in the stock awards column for 2018 as referenced in footnote 8 below.

(7)	Represents the discretionary cash incentive and retention bonus awarded to Mr. Sousa in May 2018.
(8)

Represents the $131,528 grant date fair value of the time-based RSUs granted to Messrs. Pearson and Sousa in 2018, as well as the $102,865 grant date fair value of 3,500 performance-based RSUs granted to Messrs. Pearson and Sousa for which performance criteria was established in 2018, as described in more detail under “Compensation Discussion and Analysis – Long-Term Stock-Based Incentive Compensation”. In accordance with SEC guidance, these amounts for 2018 do not reflect the grant date fair value of the remaining 31,500 performance based RSUs awarded to Messrs. Pearson and Sousa in 2018 for which the performance criteria was not established during 2018. See “Compensation Discussion and Analysis – Long-Term Stock-Based Incentive Compensation” above for further discussion.

(9)	Mr. Roberts was promoted to Senior Vice President and Chief Financial Officer on September 20, 2019.
(10)

Includes (1) $8,551 of cash bonuses with respect to the cash bonus opportunity of Mr. Roberts paid under a short-term cash bonus plan tied to the achievement of departmental goals in respect of the period from January 1, 2019 to Mr. Roberts’ appointment as Chief Financial Officer and Senior Vice President on September 20, 2019, and (2) $46,937 of cash bonuses with respect to the cash bonus opportunities of Mr. Roberts paid under our Primary Cash Bonus Plan.

Grants of Plan-Based Awards – Fiscal Year 2020

The following table provides information related to plan-based awards granted to the Named Executive Officers during the 2020 fiscal year.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Units (#)	All Other Option Awards: Number of Shares Underlying Options (#)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock Awards ($) (2)
Robert A. Frist, Jr.	Cash Bonus	—	—	—	92,473	—	—	—	—
	Time-based RSUs (3)	3/11/2020	—	—	—	5,729	—	—	131,538

J. Edward Pearson	Cash Bonus	—	—	—	91,091	—	—	—	—
	Time-based RSUs (3)	3/11/2020	—	—	—	5,729	—	—	131,538
	Performance-based RSUs (4)	3/11/2020	—	—	—	7,000	—	—	160,720

Michael Sousa	Cash Bonus	—	—	—	91,091	—	—	—	—
	Time-based RSUs (3)	3/11/2020	—	—	—	5,729	—	—	131,538
	Performance-based RSUs (5)	3/11/2020	—	—	—	7,000	—	—	160,720

Scott A. Roberts	Cash Bonus	—	—	—	50,000	—	—	—	—
	Time-based RSUs (3)	3/11/2020	—	—	—	5,226	—	—	119,989
	Stock Options (6)	12/9/2020	—	—	—	—	18,000	20.34	121,284

Michael M. Collier	Cash Bonus	—	—	—	54.590	—	—	—	—
	Time-based RSUs (3)	3/11/2020	—	—	—	7,839	—	—	179,983
	Stock Options (6)	12/9/2020	—	—	—	—	18,000	20.34	121,284

(1)

Represents the threshold maximum bonus levels that could have been earned under the Company’s 2020 Incremental Operating Income Incentive Plans. The plans are described under “Compensation Discussion and Analysis — Cash Bonuses.” The 2020 Incremental Operating Income Plans do not have a target bonus level. Each Named Executive Officer participating in such plans can be awarded an incremental bonus between zero and the maximum bonus levels provided under such plans.

(2)

Represents the aggregate fair value computed in accordance with FASB ASC Topic 718. For significant assumptions with regard to such valuation, see Note 11 – Stock Based Compensation in the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on February 25, 2021.

(3)

Each time-based RSU has a value equal to the fair market value of one share of the Company’s common stock. The time-based RSUs granted in 2020 vest annually in increasing increments of 15%, 20%, 30% and 35% as of the first, second, third and fourth anniversaries of the grant date, respectively, provided that the grantee remains in the employment of the Company on such dates.

(4)

Represents the grant date fair value of 7,000 performance based RSUs granted to Mr. Pearson in 2018 which were eligible for vesting in March 2021 based on 2020 performance and for which performance criteria was determined in 2020. See “Compensation Discussion and Analysis – Long-Term Stock-Based Incentive Compensation” above for further discussion. Each performance-based RSU has a value equal to the fair market value of one share of the Company’s common stock. These performance based RSUs vest in accordance with the terms of the award made in 2018, under which 7,000 of the RSUs granted in 2018 were eligible for vesting in March 2021 subject to achievement of certain annual financial targets of the Company in 2020. The performance measure of the Company was fully achieved during 2020 such that Mr. Pearson received the 7,000 shares eligible for vesting in March 2021.

(5)

Represents the grant date fair value of 7,000 performance based RSUs granted to Mr. Sousa in 2018 which were eligible for vesting in March 2021 based on 2020 performance and for which performance criteria was determined in 2020. See “Compensation Discussion and Analysis – Long-Term Stock-Based Incentive Compensation” above for further discussion. Each performance-based RSU has a value equal to the fair market value of one share of the Company’s common stock. These performance based RSUs vest in accordance with the terms of the award made in 2018, under which 7,000 of the RSUs granted in 2018 were eligible for vesting in March 2021 subject to achievement of certain annual financial targets of VerityStream in 2020. The performance measure of VerityStream was not achieved during 2020 and as such Mr. Sousa did not receive the 7,000 shares eligible for vesting in March 2021. These 7,000 RSUs will remain eligible for vesting in March 2022 based on the achievement of catch-up performance criteria for 2021 established by the Company’s Compensation Committee as discussed more fully in the “Compensation Discussion and Analysis – Long-Term Stock-Based Incentive Compensation” section above.

(6)

Represents time-based stock options granted to Messrs. Collier and Roberts during 2020 which vest annually in increasing increments of 15%, 20%, 30%, and 35% as of the first, second, third, and fourth anniversaries of the grant date, respectively, provided that the grantee remains in the employment of the Company on such dates.

Outstanding Equity Awards at 2020 Fiscal Year End

The following table provides information related to the stock awards held by the Named Executive Officers that were outstanding at the end of fiscal year 2020.

	Number of Shares Underlying Unexercised Options (#) Exercisable	Number of Shares Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Shares Underlying Unexercised Unearned Options		Option Exercise Price ($)	Option Expiration Date	Number of Units of Stock That Have Not Vested		Market Value of Units of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Market Value of Unearned Units of Stock That Have Not Vested(1)
Robert A. Frist, Jr.	—	—		—	—	—	14,939	(3)	$326,268	—		$—

J. Edward Pearson	—	—		—	—	—	14,939	(3)	326,268	26,250	(6)	573,300

Michael Sousa	—	—		—	—	—	14,939	(3)	326,268	26,250	(7)	573,300

Scott A. Roberts	—	18,000	(2)	—	20.34	12/9/2030	10,697	(4)	233,622	—		—

Michael M. Collier	—	18,000	(2)	—	20.34	12/9/2030	18,524	(5)	404,564	—		—

(1)	The dollar amount was determined by multiplying the number of share units by $21.84 (the closing price of the Company’s common stock on December 31, 2020).
(2)

The number of shares underlying unexercised options represent stock options that were granted on December 9, 2020 and that vest in the following manner assuming continued employment through the vesting date: 2,700 options vest December 2021; 3,600 options vest December 2022; 5,400 options vest December 2023; and 6,300 options vest December 2024.

(3)

The units of stock that have not vested represent time-based RSUs that were granted on various dates and that vest in the following manner assuming continued employment through the vesting date: 5,108 shares vest March 2021; 4,440 shares vest March 2022; 3,386 shares vest March 2023; and 2,005 shares vest March 2024.

(4)

The units of stock that have not vested represent time-based RSUs that were granted on various dates and that vest in the following manner assuming continued employment through the vesting date: 1,973 shares vest March 2021; 700 shares vest September 2021; 1,912 shares vest March 2022; 1,050 shares vest September 2022; 2,008 shares vest March 2023; 1,225 shares vest September 2023; and 1,829 shares vest March 2024.

(5)

The units of stock that have not vested represent time-based RSUs that were granted on various dates and that vest in the following manner assuming continued employment through the vesting date: 3,889 shares vest March 2021; 1,575 shares vest August 2021; 500 shares vest September 2021; 4,404 shares vest March 2022; 750 shares vest September 2022; 3,787 shares vest March 2023; 875 shares vest September 2023; and 2,744 shares vest March 2024.

(6)

The unearned units of stock that were not vested as of December 31, 2020 represent the 26,250 unvested performance based RSUs of the 35,000 RSUs awarded on May 15, 2018. The 26,250 performance-based RSUs referred to in the chart above vest in the following manner assuming full achievement of requisite performance criteria and continued employment through the vesting date: 7,000 were eligible for vesting in March 2021; 8,750 are eligible for vesting in March 2022; and 10,500 are eligible for vesting in March 2023. Of the 7,000 RSUs eligible for vesting based on 2020 performance, the relevant performance measure was achieved during 2020 such that Mr. Pearson received all 7,000 shares underlying such RSUs in March 2021.

(7)

The unearned units of stock that were not vested as of December 31, 2020 represent 26,250 unvested performance based RSUs of the 35,000 RSUs awarded on May 15, 2018. The 26,250 performance-based RSUs referred to in the chart above vest in the following manner assuming full achievement of requisite performance criteria and continued employment through the vesting date: 7,000 were eligible for vesting in March 2021; 8,750 are eligible for vesting in March 2022; and 10,500 are eligible for vesting in March 2023. Of the 7,000 RSUs eligible for vesting based on 2020 performance, the relevant performance measure was not achieved during 2020 and as such Mr. Sousa did not receive the 7,000 shares underlying such RSUs which were eligible for vesting in March 2021.

Stock Vested During 2020

The following table provides information related to RSUs held by the Named Executive Officers that vested during 2020.

	Stock Awards
	Number of Shares	Value
Name	Acquired on Vesting	Realized on Vesting(1)
Robert A. Frist, Jr.	5,220	$120,269
J. Edward Pearson	10,470	241,229
Michael Sousa	13,970	321,869
Scott A. Roberts	2,036	45,397
Michael M. Collier	5,303	118,983

(1)

The value realized equals the number of shares vested, multiplied by the closing price of the Company’s stock on the day prior to the vesting date. All of the stock awards which vested in 2020 were time-based RSUs which vested based on the satisfaction of applicable time-based criteria in 2020, except for 5,250 performance based RSUs for Mr. Pearson which were granted in 2018 and vested in 2020 based on the satisfaction of performance criteria in 2019, and 8,750 performance-based RSUs (including 3,500 Catch-Up RSUs (as previously defined)) for Mr. Sousa which were granted in 2018 and vested in 2020 based on the satisfaction of performance criteria in 2019.

Equity Compensation Plan Information

The following table sets forth certain information as of December 31, 2020 concerning shares of the Company’s common stock authorized for issuance under all of the Company’s equity compensation plans:

	Number of securities to be issued upon exercise of outstanding options, warrants, and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (2)
Plan category	(a)		(c)

Equity compensation plans approved by security holders	298,901	(1)	626,106

Equity compensation plans not approved by security holders	—		—

Total equity compensation plans	298,901		626,106

(1)	Represents shares subject to outstanding RSUs.
(2)	Represents shares remaining available for issuance under the 2016 Plan.

Potential Payments Upon Termination or Change-in-Control

As of December 31, 2020, we maintained only one employment agreement for our Named Executive Officers with Robert A. Frist, Jr., our Chief Executive Officer. The term of the agreement automatically extends for successive one year periods unless either party provides 90 days advance notice of their intent not to further extend the then current employment term, in which case the employment agreement shall expire and terminate at the end of the then current employment term. Mr. Frist is entitled to severance benefits if we terminate him without cause; if he resigns for good reason after a change-in-control; if he resigns upon the occurrence of a material change in the terms of his employment; or if he resigns upon the occurrence of a material breach of the agreement by the Company. If any such termination occurs, Mr. Frist will be entitled to a severance benefit equal to 1.5 times the most recent salary recommended by our Compensation Committee for him. In addition, if Mr. Frist terminates his employment for good reason after the occurrence of a change-in-control, all options, shares, and other benefits will fully vest immediately. If Mr. Frist is terminated for cause, or because of his death, disability, or voluntary resignation without good reason, he would not be entitled to any compensation or benefits beyond his effective termination date, other than benefits provided through statutory requirements.

Under the terms of the 2016 Plan and the respective award agreements underlying such plan, any outstanding stock options and RSUs will become fully vested upon a change-in-control (as defined in such plans). Alternatively, under the terms of the 2016 Plan, upon the occurrence of a change-in-control, at the discretion of the Compensation Committee, cash payments may be made in respect of outstanding vested stock options and RSUs (or unvested stock options and RSUs, if so determined by the Compensation Committee) based on the difference between the change-in-control price per share of common stock and the per share exercise price, if any, under such award, multiplied by the number of shares of common stock subject to such vested or (if applicable) unvested award. Under the terms of the 2016 Plan, the change-in-control price is to be based on the highest price paid per share for any transaction reported on Nasdaq at any time during the 60 day period immediately preceding the occurrence of the change-in-control.

The following table shows the potential payments described above for our Named Executive Officers assuming the termination or change-in-control, as applicable, took place on December 31, 2020.

Name	Termination without cause, resignation for good reason, or resignation for good reason after a change- in-control	Change-in- control	Involuntary termination for cause or resignation without good reason	Retirement	Death or disability
Robert A. Frist, Jr.
Cash severance(1)	$517,575	$—	$—	$—	$—
Accelerated vesting of stock awards(2)	—	332,542	—	—	—

J. Edward Pearson
Accelerated vesting of stock awards(2)	—	916,867	—	—	—

Michael Sousa
Accelerated vesting of stock awards(2)	—	916,867	—	—	—

Scott A. Roberts
Accelerated vesting of stock awards(2)	—	272,675	—	—	—

Michael M. Collier
Accelerated vesting of stock awards(2)	—	446,904	—	—	—

(1)	Value is based on the employment agreement described above and on Mr. Frist’s salary as of December 31, 2020.
(2)

Value of stock options and RSUs is based on the highest price paid for our stock reported on Nasdaq in the 60-day period prior to December 31, 2020 of $22.26 per share multiplied by the number of stock option and RSU awards outstanding.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we have determined a reasonable estimate of the ratio of the total annual compensation for our principal executive officer, Robert A. Frist, Jr., to the median of the annual total compensation of all our employees (other than Mr. Frist) (the “CEO Pay Ratio”).

The Company took the following steps to identify the median employee and to determine the annual total compensation of the median employee and our CEO.

•	We established December 31, 2020 as the determination date of our employee population. As of December 31, 2020, we employed 1,069 individuals, consisting of 1,037 full-time and 32 part-time employees.
•

We identified our median employee using gross wages as reported in Box 5 of the Form W-2 of persons employed by us and our subsidiaries for the period beginning January 1, 2020 to December 31, 2020 (“Gross Wages”), not including 127 employees employed by the following companies acquired by us during 2020: NurseGrid, ShiftWizard, ANSOS, and myClinicalExchange. Gross Wages as calculated by us generally includes base pay, bonuses, sales commissions, and (if applicable) equity compensation.

•

Once the median employee was identified, we calculated the median employee’s total annual compensation based on the Gross Wages of such median employee. We utilized Gross Wages both in identifying the median employee and calculating the total annual compensation of the median employee because we believe such compensation measure is representative of our employee’s compensation, and because we believe that this compensation measures facilitates accessibility and broad comparability in connection with providing this CEO Pay Ratio. No material assumptions or estimates were made to identify the median employee or determine total annual compensation for the median employee, and we did not annualize the compensation of any of our employees. Our calculation of Gross Wages as referenced above does not include elements of our executive compensation package, such as health insurance and certain other benefits that are generally available to all employees.

•

Annual total compensation for our chief executive officer was calculated in accordance with Item 402(c)(2)(x) of Regulation S-K. Similar to our calculation of Gross Wages for our other employees as noted above, our calculation of annual total compensation for our principal executive officer did not include elements of our executive compensation package, such as health insurance and other benefits, that are generally applicable to all employees (such amounts are also not included in the Summary Compensation Table for our principal executive officer in 2020 in accordance with SEC rules).

Based on the above approach, we determined that:

•	Mr. Frist’s annual total compensation for 2020 was $577,378
•	The median of the annual total compensation of all Company employees (excluding Mr. Frist) for 2020 was $86,521
•	The CEO Pay Ratio for 2020 was 6.7:1

The CEO Pay Ratio set forth above may not be comparable to the pay ratios of other companies in our industry or otherwise because SEC rules allow companies to use estimates, assumptions, and adjustments to identify the median employee and determine the annual total compensation of the median employee that may differ from those used by us in determining the CEO Pay Ratio.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of March 31, 2021 (unless otherwise noted), for:

•	each person who is known by us to beneficially own more than 5% of the outstanding shares of our common stock;
•	each of our directors and nominees;
•	each of our Named Executive Officers; and
•	all of our directors and executive officers as a group.

The percentages of shares outstanding provided in the table are based on 31,552,579 shares outstanding as of March 31, 2021. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated, each person or entity named in the table has sole voting and investment power, or shares voting and investment power with his or her spouse, with respect to all shares of stock listed as owned by that person. The number of shares shown does not include the interest of certain persons in shares held by family members in their own right. RSUs that will vest within 60 days of March 31, 2021 are considered outstanding for the purpose of calculating the percentage of outstanding shares of our common stock held by the individual, but not for the purpose of calculating the percentage of outstanding shares held by any other individual. The address of each of our directors and executive officers listed below is c/o HealthStream, Inc., 500 11th Avenue North, Suite 1000, Nashville, Tennessee 37203.

Name	Number of Shares		Percent
Robert A. Frist, Jr.	5,545,787		17.6%
BlackRock, Inc.	4,193,568	(1)	13.3%
The Vanguard Group	2,753,288	(2)	8.7%
Brown Brothers Harriman & Co.	1,705,707	(3)	5.4%
Frank Gordon	309,083	(4)	1.0%
J. Edward Pearson	177,584		*
Thompson S. Dent	124,617		*
Michael D. Shmerling	121,839		*
Linda Rebrovick	43,158		*
William W. Stead	32,132		*
Michael Sousa	30,819		*
C. Martin Harris, M.D.	28,614		*
Deborah Taylor Tate	21,378		*
Michael M. Collier	17,521		*
Jeffrey L. McLaren	10,170		*
Scott A. Roberts	7,057		*
All directors and executive officers as a group (16 persons)	6,493,107		20.6%

*	Less than one percent.

(1)

Based on a Schedule 13G/A filed January 26, 2021 by BlackRock, Inc. BlackRock, Inc. lists its address as 55 East 52nd Street, New York, NY 10055 in such filing. BlackRock, Inc. has sole voting power with respect to 4,140,964 shares, shared voting power with respect to zero shares, sole dispositive power with respect to 4,193,568 shares, and shared dispositive power with respect to zero shares.

(2)

Based on a Schedule 13G/A filed February 10, 2021 by The Vanguard Group. The Vanguard Group lists its address as 100 Vanguard Blvd., Malvern, PA 19355 in such filing. The Vanguard Group has sole voting power with respect to zero shares, shared voting power with respect to 27,033 shares, sole dispositive power with respect to 2,706,454 shares, and shared dispositive power with respect to 46,834 shares.

(3)

Based on a Schedule 13G filed on February 5, 2021 by Brown Brothers Harriman & Co. Brown Brothers Harriman & Co. lists is address as 140 Broadway, New York, NY, 10005 in such filing. Brown Brothers Harriman & Co. has sole voting power with respect to 1,705,707 shares, shared voting power with respect to zero shares, sole dispositive power with respect to 1,705,707 shares, and shared dispositive power with respect to zero shares.

(4)

100,000 of these shares are held by Crofton Capital. Mr. Gordon disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in those shares. 11,386 of these shares are held by The Joel Company. Mr. Gordon disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in those shares.

AUDIT COMMITTEE REPORT FOR 2020

The Audit Committee of the Board is comprised of three directors who are independent directors under the categorical standards set forth in Nasdaq Rule 5605(a)(2) and who satisfy the independence requirements under Nasdaq listing standards and Rule 10A-3 of the Securities Exchange Act. The current members of the Audit Committee are Michael D. Schmerling (Chair), Linda Rebrovick, and William W. Stead, M.D. The members of the Audit Committee during 2020 were Michael D. Shmerling, C. Martin Harris, M.D., and Linda Rebrovick. Mr. Shmerling is the Chairman of the Committee.

In accordance with its written charter, the Audit Committee is charged with oversight of the integrity of HealthStream’s financial reporting process; our system of internal controls regarding finance, accounting, and legal compliance; the qualification, independence, and performance of our independent registered public accounting firm; and the process utilized by management for identifying, evaluating, and mitigating risks inherent in the business. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. Among other things, the Audit Committee monitors preparation by our management of quarterly and annual financial reports and quarterly earnings releases; reviews Management’s Discussion and Analysis of Financial Condition and Results of Operations prior to the filing of our periodic reports with the SEC; supervises our relationship with our independent registered public accounting firm, including making decisions with respect to appointment or removal, reviewing the scope of audit services, approving audit and non-audit services and annually evaluating the independent registered public accounting firm’s independence; and oversees management’s implementation and maintenance of effective systems of internal accounting and disclosure controls, including review of our policies relating to legal and regulatory compliance. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with our independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed in accordance with the applicable requirements of the Public Company Accounting Oversight Board. In addition, the Audit Committee has discussed with the independent registered public accounting firm their independence from management and the Company, including matters in the written disclosures required by the Public Company Accounting Oversight Board’s applicable requirements, and considered the compatibility of non-audit services with the independent registered public accounting firm’s independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their understanding of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In addition to reviewing, evaluating and ensuring the rotation of the lead partner of the independent registered public accounting firm, the Audit Committee obtains and reviews a report from the independent registered public accounting firm regarding (a) the independent registered public accounting firm’s internal quality control procedures, (b) any material issues raised by the most recent quality control review, or peer review of the independent registered public accounting firm, or any material inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the independent registered public accounting firm, and (c) any steps taken to respond to such issues.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the SEC.

Michael D. Shmerling, Audit Committee Chairman

Linda Rebrovick, Audit Committee Member*

* C. Martin Harris, M.D., served on our Audit Committee until his resignation as a board member effective February 26, 2021, and is not listed among the names set forth above as the result of the fact that Dr. Harris no longer serves as a board member. In addition, William W. Stead, M.D., who replaced Dr. Harris as a member of the Audit Committee, is not listed above among the names set forth above as the result of the fact that Dr. Stead did not serve on the Audit Committee at the time that the Audit Committee recommended to the Board that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2020.

The foregoing report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

PROPOSAL ONE - ELECTION OF DIRECTORS

The Board has nominated and recommends to the shareholders, Robert A. Frist, Jr. and Frank Edward Gordon for election as Class III directors to serve until the annual meeting of shareholders in 2024 and until such time as their respective successors are duly elected and qualified. Messrs. Frist and Gordon are currently Class III directors of the Company having been previously elected by the shareholders. Each of the director nominees must receive affirmative votes from a plurality of the shares voting to be elected.

If any of the nominees should become unable to serve as a director, the persons named in the proxy may vote for such other person or persons, if any, as may be designated by the Board, or our Board may choose to reduce its size. Management has no reason to believe that any of the nominees named above will be unable to serve. Certain information with respect to directors who are nominees for election at the Annual Meeting and with respect to continuing directors who are not nominees for election at the Annual Meeting is set forth on pages eight to eleven of this proxy statement.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

PROPOSAL TWO - RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is directly responsible for and has the ultimate authority for the appointment, compensation, retention, and oversight of the work of our independent registered public accounting firm. The Board and Audit Committee believe that the continued retention of Ernst & Young LLP as our independent registered public accounting firm is in the best interests of the Company and our shareholders. In making this determination, the Board and the Audit Committee have taken into account Ernst & Young’s qualifications and technical expertise, quality of services, institutional depth of understanding and expertise with respect to our business, depth of resources, appropriateness of fees, quality of communications with the Audit Committee and management, and independence and objectivity. In addition, in accordance with applicable rules on partner rotation, Ernst & Young rotates its lead audit engagement partner not less than every five years. The Audit Committee is involved in considering the selection of Ernst & Young’s primary engagement partner when there is a rotation.

Services provided to the Company and its subsidiaries by Ernst & Young LLP in fiscal 2020 and 2019 are described below under “Audit and Non-Audit Fees.”

Representatives of Ernst & Young LLP will be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so, and we expect that they will be available to respond to questions.

Ratification of the appointment of Ernst & Young LLP will be approved if the number of shares of Company common stock cast “FOR” such proposal exceeds the number of shares of Company common stock cast “AGAINST” such proposal. The Audit Committee believes that the retention of Ernst & Young LLP as our independent registered public accounting firm is in the best interest of the Company and our shareholders. If the Company’s shareholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider the appointment and may affirm the appointment or retain another independent accounting firm. Even if the appointment is ratified, the Audit Committee may in the future replace Ernst & Young LLP as our independent registered public accounting firm if it is determined that it is in the Company’s best interest to do so.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2020.

Audit and Non-Audit Fees

Audit Fees. Fees for audit services totaled $837,230 and $741,817 in 2020 and 2019, respectively, including fees associated with the audit of our annual financial statements and internal control over financial reporting and the reviews of our quarterly reports on Form 10-Q. In addition, the audit fees for 2019 also include amounts related to consent procedures in connection with our regulatory filings.

Audit-Related Fees. There were no fees paid for audit-related services during 2020 or 2019.

Tax Fees. There were no fees paid for tax services during 2020 or 2019.

All Other Fees. All other fees for miscellaneous services totaled $1,505 in 2020 and $2,000 in 2019 that were not included in the captions above.

Pre-Approval of Audit and Non-Audit Fees

The Audit Committee pre-approves all audit and non-audit services provided by our independent registered public accounting firm. In 2020 and 2019, the Audit Committee approved all audit and non-audit fees disclosed above. The Audit Committee’s pre-approval policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to approve permitted services provided that the Chairman reports any decisions to the Audit Committee at its next scheduled meeting.

PROPOSAL THREE - ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing our shareholders with the opportunity to cast an advisory, non-binding vote on the executive compensation of our Named Executive Officers in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act. While the vote on this proposal is advisory and non-binding, the Compensation Committee, which is responsible for designing and administering our executive compensation program, highly values the opinions of our shareholders. We will consider the vote of our shareholders when making compensation decisions for the Named Executive Officers in the future. The approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers as described in this proxy statement will be approved if the number of shares of Company common stock voted “FOR” such proposal exceeds the number of shares of Company common stock voted “AGAINST” such proposal.

We have described the compensation of the Named Executive Officers under “EXECUTIVE COMPENSATION—COMPENSATION DISCUSSION AND ANALYSIS” and “EXECUTIVE COMPENSATION—SUMMARY COMPENSATION TABLE” sections of this proxy statement. We have a strong “pay for performance” philosophy for our executive compensation program, which is designed to reward executive officers for maximizing our success, as determined by our performance relative to our financial and operational goals. We seek to reward our executives for both near-term and sustained longer-term financial and operating performance as well as leadership excellence. Compensation opportunities are intended to align the economic interests of executives with those of our shareholders and encourage them to remain with the Company for long and productive careers.

At the Company’s 2020 annual meeting of shareholders, shareholders holding approximately 97% of the votes cast voted to approve on an advisory basis, our executive compensation as described in our proxy statement. The Compensation Committee believes this affirmed shareholders’ support of the Company’s approach to executive compensation.

The Compensation Committee reviews on an ongoing basis the compensation programs for the Named Executive Officers to ensure that such programs incentivize management to achieve the desired goals of enhancing the long-term total return to our shareholders and building a better company by implementing compensation programs that reward both company-wide and individual performance, align our executives’ interests with those of our shareholders, and allow us to attract and retain talented executives. For additional information regarding our executive compensation, including our 2020 executive compensation decisions, please see “EXECUTIVE COMPENSATION—COMPENSATION DISCUSSION AND ANALYSIS” section of this proxy statement.

In light of the foregoing considerations, we are asking our shareholders to indicate their approval, on an advisory basis, of the compensation of the Named Executive Officers as disclosed in this proxy statement. Accordingly, we recommend that our shareholders vote “FOR” the following resolution at the 2020 Annual Meeting of Shareholders:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s proxy statement for the 2021 annual meeting of shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RESOLUTION TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

Additional Information

A copy of our Annual Report on Form 10-K for the year ended December 31, 2020, excluding certain of the exhibits thereto, may be obtained by visiting our website at www.healthstream.com or may be obtained without charge by writing to HealthStream, Inc., Investor Relations Department, 500 11th Avenue North, Suite 1000, Nashville, Tennessee 37203 or by making an oral request by calling (615) 301-3237. We will furnish any exhibits to our Annual Report on Form 10-K upon the payment of fees equal to our reasonable expenses in furnishing such exhibits. The Company’s Annual Report on Form 10-K and various other filings also may be accessed in the “Corporate Governance” section of the Investor Relations page of our website at www.healthstream.com, or at www.sec.gov.

Nashville, Tennessee

April 6, 2021

Appendix A

NON-GAAP FINANCIAL MEASURE INFORMATION AND Reconciliation

This proxy statement presents information regarding adjusted EBITDA from continuing operations, a non-GAAP financial measure.

In order to better assess the Company’s financial results, management believes that net income excluding the impact of the deferred revenue write-downs associated with fair value accounting for acquired businesses and before interest, income taxes, stock based compensation, depreciation and amortization, changes in fair value of non-marketable equity investments, the de-recognition of non-cash royalty expense resulting from our resolution of a mutual disagreement related to various elements of a past partnership which resulted in a reduction to cost of sales in the first quarter of 2020 (adjusted EBITDA) is a useful measure for evaluating the operating performance of the Company because adjusted EBITDA reflects net income adjusted for certain GAAP accounting, non-cash, and/or non-operating items which may not, in any such case, fully reflect the underlying operating performance of our business. Management also believes that adjusted EBITDA from continuing operations is a useful measure for evaluating the operating performance of the Company because such measure excludes the results of operations of the PX business that we no longer own and the gain on sale in connection with the sale of such business in February 2018 and thus reflects the Company’s ongoing business operations and assists in comparing the Company’s results of operations between periods. We also believe that adjusted EBITDA and adjusted EBITDA from continuing operations are useful to many investors to assess the Company’s ongoing operating performance.

As noted above, the definition of adjusted EBITDA and adjusted EBITDA from continuing operations adjusts for the impact of the deferred revenue write-downs associated with fair value accounting for acquired businesses. Following the completion of any acquisition by the Company, the Company must record the acquired deferred revenue at fair value as defined in GAAP, which may result in a write-down of deferred revenue. If the Company is required to record a write-down of deferred revenue, it may result in lower recognized revenue, operating income, and net income in subsequent periods. Revenue for any such acquired business is deferred and is typically recognized over a one-to-two year period following the completion of any particular acquisition, so our GAAP revenues for this one-to-two year period will not reflect the full amount of revenues that would have been reported if the acquired deferred revenue was not written down to fair value. Management believes that including an adjustment in the definition of adjusted EBITDA and adjusted EBITDA from continuing operations for the impact of the deferred write-downs associated with fair value accounting for acquired businesses provides useful information to investors because the deferred revenue write-down recognized in periods after an acquisition may, given the nature of this non-cash accounting impact, cause our GAAP financial results during such periods to not fully reflect our underlying operating performance and thus adjusting for this amount may assist in comparing the Company’s results of operations between periods.

Adjusted EBITDA and adjusted EBITDA from continuing operations are non-GAAP financial measures and should not be considered as measures of financial performance under GAAP. Because adjusted EBITDA and adjusted EBITDA from continuing operations are not measurements determined in accordance with GAAP, such non-GAAP financial measures are susceptible to varying calculations. Accordingly, adjusted EBITDA and adjusted EBITDA from continuing operations, as presented, may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA and adjusted EBITDA from continuing operations should not be considered as a substitute for, or superior to, measures of financial performance which are prepared in accordance with GAAP. Investors are encouraged to review the reconciliations of our GAAP net income to adjusted

EBITDA and adjusted EBITDA from continuing operations, which are set forth below in this Appendix A.

(in 000’s)	2020	2019
GAAP income from continuing operations	$14,091	$14,196
Deferred revenue write-down	1,274	280
Interest income	(993)	(3,272)
Interest expense	96	102
Income tax provision	3,732	3,733
Stock based compensation expense	2,218	4,244
Depreciation and amortization	30,189	27,869
Change in fair value of non-marketable equity investments	(1,181)	—
Non-cash royalty expense	(3,440)	—
Adjusted EBITDA from continuing operations	$45,986	$47,152

GAAP net income	$14,091	$15,770
Deferred revenue write-down	1,274	280
Interest income	(993)	(3,272)
Interest expense	96	102
Income tax provision	3,732	4,212
Stock based compensation expense	2,218	4,244
Depreciation and amortization	30,189	27,869
Change in fair value of non-marketable equity investments	(1,181)	—
Non-cash royalty expense	(3,440)	—
Adjusted EBITDA	$45,986	$49,205

HealthStream TM 000004 VOTE MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ 000000000.000000 ext C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Online Go to www.envisionreports.com/HSTM or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/HSTM Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒ 2021 Annual Meeting Proxy Card 1234 5678 9012 345 IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR A Proposals 2 and 3. 1. To elect two Class III directors (Robert A. Frist, Jr. and Frank E. Gordon) to hold office for a term of three (3) years and until their respective successors have been duly elected and qualified. + 01 - Robert A. Frist, Jr. For Withhold ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ 02 - Frank E. Gordon For Withhold 2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021. For Against Abstain 3. To approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the proxy statement. For Against Abstain 4. To transact such other business as may properly come before the annual meeting. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND +2 2 B V 4 9 9 9 4 8 03FR9B

2021 Annual Meeting 2021 Annual Meeting of HealthStream, Inc. Shareholders May 20, 2021, 2:00pm CT in a virtual meeting format only, via live webcast. HealthStream’s annual meeting of shareholders will be held on May 20, 2021, at 2:00 p.m. (CT) in a virtual meeting format only, via live webcast at www.meetingcenter.io/224613535 To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. The password for this meeting is — HSTM2021. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The material is available at: www.envisionreports.com/HSTM Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/HSTM IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — HealthStream, Inc. + Notice of 2021 Annual Meeting of Shareholders Proxy Solicited by Board of Directors for Annual Meeting — May 20, 2021 Robert A. Frist, Jr. and Scott A. Roberts, with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of HealthStream, Inc. to be held on May 20, 2021. Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR items 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) C Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. +